UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
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Unit Corporation
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UNIT CORPORATION
NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
AND
PROXY STATEMENT

Meeting Date:	Wednesday, May 2, 2018

Meeting Time:	11:00 a.m., Central Time

Meeting Place:	Unit Corporation Headquarters
8200 S. Unit Drive
Tulsa, Oklahoma

Dear Stockholder:

On behalf of the board of directors and management, it is my pleasure to invite you to our Annual Meeting of Stockholders to be held Wednesday, May 2, 2018 at 11:00 a.m., Central Time. The meeting will be held at the company’s headquarters building, located at 8200 S. Unit Drive, Tulsa, Oklahoma. (A map showing the headquarters location is included on the last page of this proxy statement.)
By attending the meeting you will have an opportunity to hear a report on our operations and to meet our directors and officers. There will also be time for questions.
Information about the meeting, including the various matters on which you will act, may be found in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
We hope that you will be able to attend the annual meeting. However, whether or not you plan to attend the meeting in person, it is important that your shares be represented. Please vote your shares using one of the methods available to you.
If you have any questions concerning the annual meeting or any of the proposals, please contact our investor relations department at (918) 493-7700. If you are a registered stockholder and have questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company (“AST”) at:
Toll Free Number: (800) 776-9437
Foreign Stockholders: (718) 921-8500
Web Site Address: https://www.astfinancial.com
AST Customer Service Representatives are also available through AST’s “Live Help” Internet service weekdays from 9:00 a.m. to 5:00 p.m., Eastern Time.
I look forward to your participation and thank you for your continued support.
Dated this 26th day of March 2018.

Sincerely,

J. Michael Adcock
Chairman of the Board

UNIT CORPORATION
8200 S. Unit Drive
Tulsa, Oklahoma 74132
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
______________________________________________________________________________________________________

Time and Date	11:00 a.m., Central Time, Wednesday, May 2, 2018
Place	Unit Corporation Headquarters, 8200 S. Unit Drive, Tulsa, Oklahoma
Items of Business	• elect Robert J. Sullivan Jr. and Gary R. Christopher to our board of directors for a three-year term expiring in 2021 (Item No. 1 on the proxy card);
• cast a non-binding advisory vote on executive compensation (“say-on-pay vote”) (Item No. 2 on the proxy card);
• ratify the selection of PricewaterhouseCoopers LLP, Tulsa, Oklahoma, as our independent registered public accounting firm for our fiscal year 2018 (Item No. 3 on the proxy card); and
• transact any other business that properly comes before the meeting or any adjournment(s) of the meeting.
Record Date	March 5, 2018
Voting Options
Most stockholders have four options for submitting their vote:
• via the Internet (please see your proxy card for instructions),
• by phone (please see your proxy card for instructions),
• by mail, using the paper proxy card, or
• in person at the meeting.

Date of this Notice	March 26, 2018

By Order of the Board of Directors,

April Adler
Assistant Corporate Secretary

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the meeting, we urge you to vote.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 2, 2018

This proxy statement and the accompanying proxy card are being mailed to our stockholders in connection with the solicitation of proxies by the board of directors for the 2018 Annual Meeting of Stockholders. Mailing of this proxy statement will commence on or about March 26, 2018.

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ii

PROXY STATEMENT SUMMARY
Annual Meeting Date: May 2, 2018 ▪ Location: 8200 S. Unit Drive, Tulsa, Oklahoma ▪ Time: 11:00 a.m. central
Please note that this proxy statement summary highlights some of the important information contained in this proxy statement but does not include all of the information you should consider before casting your vote. Please read all of the proxy statement before voting.

Voting Matters and Board Recommendations
Proposal	Matter	Board Voting Recommendation	Page Reference
1.	Election of Two Class I Directors for Three-Year Term	“FOR” Each Nominee	Page 46
2.	Advisory Vote to Approve Named Executive Officer Compensation	“FOR”	Page 50
3.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for the Company for 2018	“FOR”	Page 50

Our Board of Directors
						Committee Memberships *
Name	Age	Director Since	Principal Occupation	Independent	# of Other Public Company Boards	A	C	NG
Class I Directors - Nominees for Election at the 2018 Annual Meeting:
Robert J. Sullivan Jr.	72	2005	Principal, Sullivan and Company	Yes	-			M
Gary R. Christopher	68	2005	Private Investor and Consultant	Yes	-	M	M
Class II Directors Whose Terms Expire in 2019:
William B. Morgan	73	1988	Private Investor	Yes	-	M	M	Ch
Larry D. Pinkston	63	2004	President and CEO, Unit Corporation	No	-
Carla S. Mashinski	55	2015	Chief Financial and Administrative Officer, Cameron LNG	Yes	-	M	Ch
Class III Directors Whose Terms Expire in 2020:
J. Michael Adcock	69	1997	Chair, Unit Corporation Co-Trustee, Bodard Trust	Yes	-	M	M
Steven B. Hildebrand	63	2008	Private Investor	Yes	-	Ch	M
Larry C. Payne	70	2011	President and CEO, LESA and Associates, LLC	Yes	1	M		M
G. Bailey Peyton IV	62	2011	President, Peyton Holdings Corporation	No	-

*	A= Audit Committee; C = Compensation Committee; NG = Nominating & Governance Committee; M = Member; Ch= Chair

Corporate Governance Highlights
•	Majority voting policy with director resignation provision	•	8 of 9 directors attended 100% of his or her 2017 board or committee meetings and the 9th director attended 95% of his board and committee meetings
•	Stock ownership guidelines for directors and NEOs	•	Policy prohibiting hedging or pledging of our stock
•	Compensation “clawback” policy for any cash or equity awards granted under our stock and incentive compensation plan	•	Code of Conduct and Corporate Governance Guidelines
•	Over 3/4ths of our directors are independent	•	All committees consist solely of independent directors
•	Executive session of non-management directors held regularly	•	At least one annual non-management executive session is attended by only independent directors
•	No poison pill	•	Limited and modest perquisites
•	Annual say-on-pay vote	•	Regular review of committee charters and corporate governance guidelines
•	Separate Board Chair and CEO	•	Independent Board Chair

2017 Performance - Segment Highlights
Oil and Natural Gas
•	Acquired western Oklahoma oil and gas assets for approximately $54.3 million
•	Total year-end 2017 proved reserves increased 27% over 2016
•	Replaced 300% of 2017 production with new reserves
•	Sold non-core assets with proceeds of $18.6 million
Contract Drilling
•	Utilization cycle during 2017:
ú Started year with 21 drilling rigs operating
ú Placed one new BOSS drilling rig into service at the end of the second quarter
ú Returned to service 14 SCR drilling rigs and by mid-July had 36 drilling rigs operating
ú Exited year with 31 drilling rigs operating
•	Operated all ten BOSS drilling rigs during the year
Midstream
•	Record operating Profit (revenue less operating expense) of $51.7 million
•	Connected five wells to our Pittsburgh Mills gathering system resulting in increased gathered volume of up to 141 MMcf per day
•	Began construction on a $14.0 million pipeline and compressor expansion project at our Cashion facility
•	Connected three new wells to our Segno gathering system, increasing our gathered volumes to a record high of 98.2 MMcf per day
•	Connected six new wells to our Hemphill facility and upgraded compression facilities

2017 Executive Compensation Actions of Note
•
2017 annual bonus targets for participating NEOs set at approximately 62% of previously-established market targets, transitioning from 2016 target level of 50% toward goal of reaching awards at 100% of previously-established market target level

•
February 2017 restricted stock awards granted at approximately 84% of target for the CEO and an average of approximately 77% of targets for the other participating NEOS (based on grant date stock price times number of shares granted)

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:
The board of directors of Unit Corporation, a Delaware corporation, is providing these proxy materials to you in connection with our annual meeting of stockholders. The meeting will take place on May 2, 2018. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What is included in these materials?

A:	These materials include:

•	this Notice of the Annual Meeting of Stockholders and Proxy Statement (“proxy statement”); and

•	our Annual Report for the year ended December 31, 2017 (“annual report”).
If you requested printed versions of these materials by mail, they also include the proxy card or vote instruction form for the annual meeting.

Q:	Who can vote?

A:	You can vote if you were a stockholder at the close of business on the record date, March 5, 2018. On that date, there were 54,265,371 shares outstanding and entitled to vote at the meeting.

Q:	What information is contained in this proxy statement?

A:	The information relates to the various proposals to be voted on at the meeting, the voting process, the compensation of our directors and certain executive officers, and other required information.

Q:	What is an “NEO?”

A:	An NEO is one of the “named executive officers” for whom we provide compensation information in this proxy statement. For purposes of this proxy statement, our NEOs are:

•	Larry D. Pinkston, our Chief Executive Officer and President;

•	David T. Merrill, our Chief Operating Officer (and Senior Vice President, Chief Financial Officer and Treasurer from January 1, 2017 - November 27, 2017);

•	Mark E. Schell, our Senior Vice President, General Counsel, and Secretary;

•	G. Les Austin, our Chief Financial Officer and Treasurer (effective November 27, 2017);

•	John H. Cromling, our Executive Vice President of Unit Drilling Company; and

•	Frank Q. Young, our Executive Vice President of Unit Petroleum Company.

Q:	Can I access the proxy materials on the Internet?

A:	Yes. We place the proxy materials on our website at http://www.unitcorp.com.

Q:	How may I obtain the company’s latest 10-K?

A:	You may go to our website, http://www.unitcorp.com, and download and print a copy of our Form 10-K or you can have one mailed to you at no charge by submitting a request as follows:
Unit Corporation
Attn: Investor Relations
8200 S. Unit Drive
Tulsa, Oklahoma 74132
(918) 493-7700
http://www.unitcorp.com
We will also furnish any exhibit to the Form 10-K if you request it.

Q:	Who can attend the meeting?

A:	All stockholders can attend.

Q:	What am I voting on?

A:	You are voting on:

•	the election of Robert J. Sullivan Jr. and Gary R. Christopher to the board of directors for terms expiring in 2021;

•	a non-binding advisory resolution to approve executive compensation as disclosed in this proxy statement; and

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.

Q:	How do I cast my vote?

A:
If you hold your shares as a stockholder of record, you can vote in person at the meeting or you can vote by mail, telephone, or the Internet. If you are a street-name stockholder, you will receive instructions from your bank, broker, or other nominee describing how to vote your shares.

The enclosed proxy card contains instructions for voting by mail, by telephone, or over the Internet. The proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares “For” each of Items No. 1, 2, and 3.

Q:	How does the board recommend I vote on the proposals?

A:	The board recommends you vote “FOR” each of Items No. 1, 2, and 3.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the meeting to our corporate secretary stating that you are revoking your proxy; or

•	attending the meeting and voting your shares in person.

Q:	Who will count the vote?

A:	American Stock Transfer & Trust Company, our transfer agent, will count the vote. A representative of American Stock Transfer & Trust Company will also act as the inspector of election.

Q:	How many votes must be present to hold the annual meeting?

A:
In order to conduct business and have a valid vote at the meeting, a quorum must be present in person or represented by proxies. A quorum is defined as at least a majority of the shares outstanding on the record date and entitled to vote. Under our amended and restated bylaws (“bylaws”) and Delaware law, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

Q:	What are broker “non-votes?”

A:
Broker “non-votes” occur when a broker is not permitted to vote shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of various national and regional securities exchanges. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, the broker may generally vote on routine matters but cannot vote on non-routine matters. This means that if you do not provide voting instructions to your broker for the non-routine items on our agenda, your broker will inform the inspector of election that it does not have the authority to vote your shares with respect to those matters. This is referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine?”

A:
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018 (Item No.3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Item No. 3.

The election of directors (Item No. 1) and the advisory vote on executive compensation (Item No. 2), are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Items No. 1 and 2.

Q:	How many votes are required to approve the proposals?

A:
This is not a contested election (an election in which the number of nominees for director is greater than the number of directors to be elected), so directors will be elected by the affirmative vote of a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast for Item 1 will include votes for or against a director and exclude abstentions. Broker “non-votes” will be treated as though they are not votes cast and will not affect the outcome of the director elections.

Approval of Items No. 2 and 3 require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal. Abstentions on these matters will be treated as votes against the proposals. Broker “non-votes” will be treated as though they are not entitled to vote and will not affect the outcome of these proposals.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the company or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.
Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting.
Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	What shares are included on my proxy card?

A:
Your proxy card represents all shares registered to your account in the same social security number and address. However, the proxy card does not include shares held for participants in our 401(k) plan.

Participants in our 401(k) plan will receive from the plan trustee separate voting instruction cards covering these shares. If voting instructions are not received from participants in the plan, the plan trustee will vote the shares in the same proportion as the votes that were cast by participants.

Q:	What does it mean if I get more than one proxy card?

A:
Your shares are probably registered in more than one account. You should vote each proxy card you receive according to the instructions on that specific card. We encourage you to consolidate all your accounts by registering them in the same name, social security number, and address.

Q:	How many votes can I cast?

A:	On each matter, including each director position, you are entitled to one vote per share.

Q:	What happens if additional matters are presented at the meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted on at the meeting. If you grant a proxy, the persons named as proxyholders, Larry D. Pinkston and Mark E. Schell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, one or more of the board’s nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for that candidate or candidates as may be nominated by the board on the recommendation of the nominating and governance committee.

Q:	Where can I find the voting results of the annual meeting?

A:
The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a current report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:
Stockholder proposals. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by our corporate secretary at our principal executive offices no later than November 26, 2018. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals will also need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed as follows:

Corporate Secretary
Unit Corporation
8200 S. Unit Drive
Tulsa, Oklahoma 74132
Fax: (918) 493-7711
For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal, provide the information required by our bylaws, and give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary:

•	not earlier than the close of business on January 2, 2019; and

•	not later than the close of business on February 1, 2019.
If the date of the stockholder meeting is moved more than 30 days before or 70 days after the anniversary of our annual meeting for the previous year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days before the meeting and no later than the close of business on the later of the following two dates:

•	90 days before the meeting; and

•	10 days after public announcement of the meeting date.
Nomination of director candidates. You may propose director candidates for consideration by the board’s nominating and governance committee. Any recommendations should include the nominee’s name and qualifications for board membership and should be directed to our corporate secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit a stockholder to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to elect the nominee and provide the information required by our bylaws, including a statement by the stockholder identifying (i) the name and address of the stockholder, as they appear on the company’s books, and of the beneficial owner, if any, on behalf of whom the nomination or proposal is made, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder (and such beneficial owner, if any), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short positions or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or manage risk of a stock price change for or to increase the voting power of such stockholder or beneficial owner with respect to any shares of stock of the corporation, (iv) a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the nomination, and (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of the nomination. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by the corporate secretary within the January 2, 2019 through February 1, 2019 time period described above.
Copy of bylaw provisions. You may contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws are also available on our website at http://www.unitcorp.com.

Q:	How is this proxy solicitation being conducted?

A:
We have not hired a proxy solicitor to assist in the distribution of proxy materials or solicitation of proxies for our 2018 annual meeting. Some of our investor relations or select management employees may solicit proxies in person, by telephone, and by mail. None of our employees will receive special compensation for these services, which the employees will perform as part of their regular duties. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	What is the company’s fiscal year?

A:	Our fiscal year is the calendar year period that ends on the 31st of December. Unless otherwise stated, all information presented in this proxy statement is based on our fiscal year.

Q:	How can I obtain the company’s corporate governance information?

A:
Our key governance documents, listed below, can be accessed on our Internet website located at http://www.unitcorp.com. You may also enter http://www.unitcorp.com/investor/governance.html for a direct link to the following information:

•	Our Bylaws;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Accounting and Auditing Complaint Procedures;

•	Integrity Reporting Hotline Procedures;

•	Policy and Procedures with respect to Related Person Transactions; and

•	Director Independence Guidelines.
Our corporate governance webpage also has a link with information about how to report on any accounting, internal controls, or auditing matters that pertain to us as well as how to report any complaints of any dishonest, unethical, or illegal activities. The information on our website is not part of this proxy statement.
CORPORATE GOVERNANCE AND BOARD MATTERS

GENERAL GOVERNANCE INFORMATION
We are committed to having sound corporate governance principles. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website http://www.unitcorp.com/investor/governance.html and copies of these documents may also be obtained from our corporate secretary. These provisions apply to our directors, employees, and officers, including our principal executive officer, principal financial officer, and principal accounting officer. We will post any amendments or waivers to our Code of Business Conduct and Ethics that are required to be disclosed by the rules of either the SEC or the NYSE on our website.
Each year, our directors and executive officers are asked to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Our CEO and general counsel are charged with resolving any conflict of interests not otherwise resolved under one of our other policies.
DIRECTOR INDEPENDENCE CRITERIA
Our director independence standards are available on our website at http://www.unitcorp.com/investor/governance.html. Our board has defined an independent director as a director who the board has determined has no material relationship with the company, either directly, or as a partner, stockholder, or executive officer of an organization that has a relationship with the company. A relationship is “material” if, in the judgment of the board, the relationship would interfere with the director’s independent judgment. Based on the materiality guidelines adopted by the board, a director is not independent if:

•
the director, or the director’s immediate family member received as direct compensation any payment from the company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with the company, except that compensation received by an immediate family member for service as an employee of the company (other than as an executive officer) need not be considered in determining independence;

•
the director is an executive officer or employee of, or his or her immediate family member, is an executive officer of, a company, or other for profit entity, to which the company made, or from which the company received for property or services (other than those arising solely from investments in the company’s securities), payments in excess of the greater of $1 million or 2% of that company’s consolidated gross revenues in any of the last three fiscal years; or

•
the director serves as an executive officer of any tax exempt organization which received contributions from the company in any of the preceding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of that tax exempt organization’s consolidated gross revenues.

Any person who, or whose immediate family member(s), has within the last three years had any of the following relationships with the company does not qualify as an independent director.

•	Former employees. No director will be independent if he or she is currently, or was at any time within the last three years, an employee of the company.

•
Interlocking directorships. No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

•
Former executive officers of the company. No director will be independent if he or she has any immediate family member that is currently, or was at any time within the last three years, an executive officer of the company.

•
Former auditor. No director will be independent if (i) he or she or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm, and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was at any time within the last three years but is no longer a partner or employee of such a firm and personally worked on the company’s audit within that time.

Additional requirements for audit committee members. A director is not considered independent for purposes of serving on the audit committee, and may not serve on the audit committee, if the director:

•
receives directly or indirectly any consulting, advisory, or compensatory fee from the company, other than fees for service as a director or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service); or

•
is an affiliated person of the company or its subsidiaries, as determined in accordance with SEC regulations. In this regard, audit committee members are prohibited from owning or controlling more than 10% of any class of the company’s voting securities or such lower amount as may be established by the SEC.

Additional requirements for compensation committee members. A director is not considered independent for purposes of serving on the compensation committee, and may not serve on the compensation committee, if the director:

•	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

•	has ever been an officer of the company;

•
has a direct or indirect material interest in any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships required to be disclosed under SEC Regulation S-K Item 404(a) and involving, generally, amounts in excess of $120,000; or

•	otherwise has a relationship that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.
DIRECTOR INDEPENDENCE DETERMINATIONS
The board has determined that at the present time J. Michael Adcock, Gary R. Christopher, Steven B. Hildebrand, William B. Morgan, Carla S. Mashinski, Larry C. Payne, and Robert J. Sullivan Jr. have no material relationship with the company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the company) and is independent. There were no transactions between the company and the independent directors that required consideration by the board in making its independence determination, and with respect to G. Bailey Peyton IV, our one outside director who was not categorized as independent, the board considered ordinary course business transactions between the director and the company or its operating subsidiaries. The board has also determined that each of the current members of its three standing committees has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) and is “independent” within the meaning of both our director independence standards and those of the NYSE and SEC, as currently in effect.
ROLE OF THE BOARD IN OUR RISK MANAGEMENT PROCESS
Oversight of risk management committee. Our board’s oversight of our risk management activities is delegated to our audit committee. The audit committee manages this responsibility by maintaining regular contact with our vice president of corporate planning, who oversees our company’s risk management committee. The risk management committee, staffed by employees of our executive and operations management team, conducts an annual risk analysis. The objective of the analysis is to identify and analyze factors that might pose a significant risk to the company as a whole. As necessary and feasible, remediation plans are developed for the highest priority risks. The vice president of corporate planning provides periodic progress reports directly to the audit committee, which provides input and direction that is communicated back to the risk management committee. Similarly, the director of information technology reports regularly to the audit committee on the company’s cybersecurity initiatives. During 2017, the company conducted an in-depth company-wide cybersecurity risk assessment and received Phase 1 and Phase 2 reports from the cybersecurity consulting firm conducting that risk assessment. Cybersecurity risk assessment and attendant system enhancements continue during fiscal year 2018. The audit committee keeps the full board updated on the company’s ongoing risk management activities, including updating it on the cybersecurity initiatives, and reports any significant findings to the board. In addition, management discusses its highest priority risks and remediation plans with the full board.

Oversight of hedging activities. We hedge some of our oil, natural gas, and natural gas liquids production. The objective of our hedging program is to manage, to a degree, our exposure to changes in commodity prices. Any risk to our company from our hedging activities is overseen by our board. The board defines the scope of our permissible hedging or derivatives activities.  The audit committee (and, ultimately, the board) monitors our hedging activities on an ongoing basis.
BOARD STRUCTURE AND COMMITTEES
Our board is structured so the principal executive officer (our CEO) and board chair positions are separate. Our Corporate Governance Guidelines provide that the board has no policy regarding separation of these positions. Our board believes that the decision to combine or separate these positions should be made based on the qualities of the individuals being considered to fill them. Our board’s oversight of risk management has not affected our leadership structure.
Our leadership structure results from specific facts and circumstances and not a specific governance policy. Mr. Adcock, an independent director, serves as the board’s Chair, continuing with our most recent practice of separating the Chair and CEO positions. Mr. Adcock has presided over executive sessions of the board for several years, has an extensive history with and knowledge about the company, and has public company executive experience and experience serving as a board chair for private and non-profit organizations. The board believes that Mr. Adcock is very qualified to assume the position of Chair of the Board. Our board further believes that, at this time and based on the individuals involved, continuing to maintain the separation of the CEO and Chair positions is the most appropriate leadership structure.
As our independent chair, Mr. Adcock presides over the executive sessions of the board.
As of the date of this proxy statement, our board has nine directors and these three standing committees:

•	audit;

•	compensation; and

•	nominating and governance.
The board is divided into three classes. Classes I and II are each structured to comprise three directors (although there is a vacancy in Class I), and Class III is structured to comprise four directors. Directors serve for a three-year term.
Each standing committee operates under a written charter adopted by the committee. Each committee’s charter is available at our website at http://www.unitcorp.com/investor/governance.html. In addition, copies of these charters may also be obtained from our corporate secretary.
During 2017, the board held seven meetings. In 2017, all of our directors except one attended 100% of both the board meetings and any committee meetings held by committees on which he or she then served, and the director without 100% attendance attended 95% of all board meetings and committee meetings for committees on which he served. Directors are encouraged to attend our annual meeting of stockholders. All directors who were board members on the date of our last annual stockholders meeting attended that annual meeting. Besides meetings, the board and its committees may occasionally act by unanimous consent.
This table identifies the current membership of each standing committee, and the number of meetings each committee held during 2017:

DIRECTOR	COMMITTEE MEMBERSHIP
	Audit	Compensation	Nominating and Governance
J. Michael Adcock	x	x
Gary R. Christopher	x	x
Steven B. Hildebrand	x*	x
Carla S. Mashinski	x	x*
William B. Morgan	x	x	x*
Larry C. Payne	x		x
Robert J. Sullivan Jr.			x
Number of meetings	10	4	4

*	Designates the chair of the committee.
Audit Committee. The committee’s responsibilities include:

•	selecting our independent registered public accounting firm;

•	approving all audit engagement fees and terms;

•	pre-approving all audit and non-audit services to be rendered by our independent registered public accounting firm;

•	reviewing and approving our annual and quarterly financial statements;

•	overseeing our relationship with our independent registered public accounting firm, including the evaluation of their qualifications, performance, and independence;

•	overseeing our internal audit functions;

•
reviewing with our independent registered public accounting firm and our internal audit department and management any significant matters regarding internal controls over financial reporting that may come to their attention during the conduct of their audit;

•	recommending to our board whether the financial statements should be included in our annual report on Form 10-K;

•	reviewing our earnings press releases, and our policies regarding the publication of our earnings and other financial information;

•	monitoring our ongoing risk assessment and management activities, including those related to cybersecurity; and

•	monitoring our hedging activities on an ongoing basis.
This committee has the authority to form and delegate authority to subcommittees, to delegate authority to one or more of its members, and to obtain advice and assistance and receive appropriate funding from the company for outside legal, accounting, or other advisors, as the committee deems necessary or appropriate to carry out its duties. The committee has established procedures for the receipt, retention, and treatment (on a confidential basis) of complaints received by the company, the board, or the audit committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Accounting and Auditing Complaint Procedures posted on our website. The report of the audit committee is included at page 44.
Compensation Committee. Our compensation committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies, and programs. In carrying out these responsibilities the committee:

•	annually reviews and approves any corporate goals and objectives relevant to our CEO’s compensation, and makes recommendations to the board on our CEO’s compensation;

•	recommends to our board the compensation of our other executive officers and certain key employees;

•	reviews the severance arrangements, change-in-control agreements, and any special or supplemental benefits or plans (if any) applicable to our NEOs;

•	administers any director and employee compensation plans, policies and programs, and discharges its duties under those plans;

•	annually evaluates the risk associated with our compensation programs and practices;

•	recommends director compensation;

•	reviews and approves the “compensation discussion and analysis” included in our proxy statement; and

•
retains and approves the fees for any compensation consultants or other advisors that assist the committee in its evaluation of director, CEO, or executive officer compensation, and assesses the independence of any such advisors.

This committee has the authority to form and delegate authority to subcommittees and to delegate authority to one or more of its members. For additional information on the operations of the committee, see “Compensation Discussion and Analysis – Administration of our executive compensation program – overview of the process.” The compensation committee report is included at page 17.
Nominating and Governance Committee. This committee’s responsibilities include:

•	advising the board on corporate governance matters;

•	advising the board on the size and composition of the board;

•	identifying those individuals qualified to become board members, consistent with any criteria approved by the board;

•	recommending a slate of nominees for election to the board and recommending membership to each board committee;

•	reviewing the continuing qualification of our directors to serve on the board and its committees;

•	reviewing any candidates recommended by our stockholders;

•	leading the board and its committees in an annual self-assessment;

•	considering and resolving questions of possible conflicts of interest of board members or the company’s senior executives; and

•	identifying best practices and recommending corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance.

CONSIDERATION OF NOMINEES FOR DIRECTOR
Stockholder nominees. The nominating and governance committee is charged with evaluating any properly submitted stockholder nominations for candidates for membership on our board as described below under “Identifying and evaluating nominees for directors; diversity policy.” In evaluating nominations, the committee seeks (but is not obligated) to achieve a balance of diversity, age, knowledge, skills, experience, and expertise on the board. Any stockholder nominations submitted for consideration by the committee should include the nominee’s name and qualifications for board membership and should be addressed to:
Corporate Secretary
Unit Corporation
8200 S. Unit Drive
Tulsa, Oklahoma 74132
Our bylaws permit stockholders to nominate directors for consideration at an annual stockholders meeting. For a description of the process for nominating directors under our bylaws, see “QUESTIONS AND ANSWERS - What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”
DIRECTOR QUALIFICATIONS
General director qualifications. Our Corporate Governance Guidelines contain the criteria our nominating and governance committee uses in evaluating nominees it may recommend for a position on our board. Under these criteria, nominees should meet the board’s qualifications as independent (as applicable) and should have enough time to carry out their duties and provide guidance beneficial to the company’s success. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of the company and its stockholders.
Directors’ specific qualifications. Each current director possesses a combination of attributes that qualifies him or her for service on our board. These attributes can include (but are not limited to): business experience (in general or specific to our industry), knowledge based on specialized education (such as technical industry training, legal, or accounting), and leadership abilities (civic, work-related, or both). We believe the qualifications of our directors, individually and collectively, have made our board an effective and productive one.
At its February 2018 meeting, our nominating and governance committee reviewed the individual qualifications of each of our board members and determined that all directors continue to be qualified for board service and service on the committees of the board on which they serve. Following each of our directors’ biographies beginning on page 46, we have listed the unique attributes for each of our directors, which we believe qualifies them for service on our board and its committees.
Identifying and evaluating nominees for directors; diversity policy. The nominating and governance committee uses various means to identify and evaluate individuals being considered for a position on our board. The committee assesses the appropriate size of the board (within the size limits in our corporate charter), and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated (or otherwise arise), the committee undertakes to identify those potential candidates it believes will make good decisions and be able to contribute to the company in a meaningful way. Candidates may come to the attention of the committee through board members, professional search firms, stockholders, or other persons. Candidates are evaluated at regular or special meetings of the committee and may be considered at any point during the year. It is the committee’s responsibility to consider any properly-submitted stockholder nominations for candidates for the board, verify the stockholder status of persons proposing candidates, and then submit its recommendations to the full board.
Our Corporate Governance Guidelines set forth our position regarding diversity. Our board is committed to inclusiveness in selecting candidates for board membership. Within the context of our fiduciary duties, applicable law and regulations, and the membership of the board at the time, our nominating and governance committee will try to include women, minority candidates, and candidates from non-traditional environments (such as government, academia, and non-profit organizations) in the pool from which board nominees are chosen. Although there is no specific implementation plan, achievement of our diversity goals is evaluated annually as part of our board self-evaluations.
EXECUTIVE SESSIONS
Our board met in regularly scheduled executive sessions of non-management directors during 2017, one of which was attended only by independent directors of the board. The sessions were scheduled and presided over by our board chair Mr. J. Michael Adcock. As independent board, Mr. Adcock will continue to schedule and preside over executive sessions. Any non-management director can request that an executive session be scheduled.

Any interested party may communicate directly with the chair by writing to:
Mr. J. Michael Adcock
c/o Corporate Secretary
Unit Corporation
8200 S. Unit Drive
Tulsa, Oklahoma 74132
CONTACTING OUR BOARD
Individuals may communicate with our board by submitting an e-mail to the board in care of the company’s corporate secretary at mark.schell@unitcorp.com or sending a letter to the Board of Directors, c/o Corporate Secretary, at: Unit Corporation, 8200 S. Unit Drive, Tulsa, Oklahoma 74132.
The chair of the nominating and governance committee has been designated as the person to receive communications directed to non-management directors. Our stockholders may write to the chair of this or any other board committee or to the outside directors as a group c/o Mark E. Schell, Senior Vice President and General Counsel, at: Unit Corporation, 8200 S. Unit Drive, Tulsa, Oklahoma 74132.
Stockholder communications are distributed to the board, or to the appropriate individual director or directors, depending on the facts and circumstances of the communication. However, at the request of the board, certain items not related to the duty and responsibilities of the board are excluded, such as advertisements, junk mail, mass mailings, spam, and surveys.
BOARD AND COMMITTEE EVALUATIONS
Each year the board evaluates its performance and effectiveness. Each director completes a board evaluation form to solicit feedback on specific aspects of the board’s role, organization, and meetings. The collective ratings and comments are compiled by or for the chair of the nominating and governance committee, and presented by him to and discussed with the full board. Additionally, each of the three standing board committees annually evaluates its performance through a committee evaluation form, and a report summarizing the results is distributed to and discussed by each committee.
DIRECTORS’ COMPENSATION AND BENEFITS

OVERVIEW
Our compensation committee reviews director compensation annually. For 2017 compensation, that review was conducted at the committee’s October 2016 meeting. The committee reviewed proxy-based peer company information as well as market-based survey information. The survey information was based on the 2015 Director Compensation Report of the National Association of Corporate Directors (NACD) (for medium-size companies with revenues of $1.0 billion to $2.5 billion) and the U.S. Directors’ Compensation and Board Practices Report from the Conference Board (for all companies with revenues from $1.0 billion to $4.9 billion, a 2013 survey adjusted by NACD-reported increases for 2014 and 2015). The NACD report reflected median total annual director compensation of $183,864 in 2015 for companies in that revenue group. The adjusted Conference Board report reflected median total annual director compensation of $240,954 in 2015 for companies in that revenue group. The review of 2015 director total compensation data for the company’s 2016 peer group reflected a peer group average of $219,406 and a median of $226,062. The company’s average total director compensation for 2015 was $189,278. (This number reflects partial year compensation for one director who was elected mid-year 2015.) Based on its review, the committee determined that director compensation should not increase and that 2017 compensation should remain at 2016 compensation levels. Accordingly, there have been no increases to the company’s director compensation rates since 2012.

CASH COMPENSATION
Only non-employee directors receive compensation for serving as a director. The various components of the 2017 cash compensation paid to our non-employee directors are as follows:

Annual retainer (payable quarterly)	$60,000
Annual retainer for each committee a board member serves on (payable quarterly)	$3,500
Each board meeting attended	$1,500 *
Each committee meeting attended	$1,500 *
Additional compensation for service as board chair	$25,000
Additional compensation for service as chair of the audit committee	$15,000
Additional compensation for service as chair for each of the compensation committee and nominating and governance committee	$6,000
Reimbursement for expenses incurred attending stockholder, board, and committee meetings	Yes
Range of total cash compensation (excluding expense reimbursement) earned by directors for 2017	$70,500 - $114,000

*	Fees are sometimes waived for telephonic meetings of the board or a committee.
EQUITY AWARDS
Under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan (the “stock plan”), we may make annual equity awards to our non-employee directors. Under the stock plan, the annual maximum number of awards to any one non-employee director are: for Options and SARS: 80,000; for Restricted Stock and Restricted Stock Units: 50,000; for Performance Shares and Performance Units: 50,000; for Cash-Based Awards: $500,000; and for Stock Awards: 50,000. In February 2016, the compensation committee determined that until the committee elects otherwise, annual director equity awards should be granted the day after the annual organizational board meeting in the lesser of 10,000 shares or that number of shares valued at $110,000 based on the NYSE closing common stock price on the grant date. The $110,000 award value was determined to be a reasonable and competitive value for director stock awards based on previous compensation committee review of market surveys and peer company information about equity award practices for directors in the overall context of director compensation. The 10,000 maximum share cap for the awards was used to limit the potential shares awarded because of the volatile and unusually low price of the company’s common stock when the decision was originally made. When the committee reviewed our director compensation at its October 2017 meeting, it decided that the director compensation structure in place, including the $110,000 value equity award with the 10,000 share cap, continued to be competitive and appropriate. Based on the closing price of our common stock on the NYSE on the day after our 2017 annual meeting, each non-employee director received 6,138 shares of restricted stock as the equity component of his or her 2017 director compensation. The 2017 awards vest in three equal annual installments on May 14th in each of 2018, 2019, and 2020. If a director’s service terminates before all shares have vested, the unvested shares will be forfeited unless the termination of service is due to death, disability, a change of control (see “Change-in-Control Arrangements - Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan,” on page 40 for definition), or, unless the committee specifically determines otherwise on a director’s retirement, in which case all unvested shares will accelerate and vest 100% as of the date of death, disability, change of control, or whenever the compensation committee decides with retirement. Shares that are issued under the stock plan can be clawed back in the event of specified instances of misconduct.
Before 2012, we made annual equity grants to our non-employee directors under the Unit Corporation 2000 Non-Employee Directors’ Stock Option Plan (the “option plan”). As of the March 5, 2018 record date, 70,000 shares are subject to outstanding options held by current non-employee directors. Previously, under the option plan, each non-employee director automatically received an option to purchase 3,500 shares of our common stock on the first business day following each annual meeting of our stockholders. The option exercise price was the NYSE closing price of our common stock on that date. Payment of the exercise price can be made in cash or in shares of common stock held by the director for at least one year. No stock option can be exercised during the first six months of its term except in the case of death. Each option has a ten-year term. No future awards will be made under the option plan.

DIRECTOR COMPENSATION TABLE
This table shows the total compensation received in 2017 by each of our non-employee directors:

DIRECTOR COMPENSATION FOR 2017
Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
J. Michael Adcock	101,750	110,000	n/a	n/a	n/a	-	211,750
Gary R. Christopher	97,000	110,000	n/a	n/a	n/a	-	207,000
Steven B. Hildebrand	112,000	110,000	n/a	n/a	n/a	-	222,000
Carla S. Mashinski	101,500	110,000	n/a	n/a	n/a	-	211,500
William B. Morgan	114,000	110,000	n/a	n/a	n/a	-	224,000
Larry C. Payne	97,000	110,000	n/a	n/a	n/a	-	207,000
G. Bailey Peyton IV	70,500	110,000	n/a	n/a	n/a	-	180,500
Robert J. Sullivan Jr.	81,500	110,000	n/a	n/a	n/a	-	191,500
Notes to table:

(1)	Represents cash compensation for board and committee meeting attendance, retainers, and service as a board or committee chair.

(2)
On May 4, 2017, each director was granted a restricted stock award for 6,138 shares with a grant date fair value of $110,000. The amounts included for each director in the “Stock Awards” column are aggregate grant date fair value computed under FASB ASC Topic 718 based on a stock price of $17.92, reflecting the fair market value on May 4, 2017, the date of grant. The non-employee directors have the following aggregate number of shares subject to stock and option awards outstanding at December 31, 2017:

	Stock Awards	Options
J. Michael Adcock	13,881	10,500
Gary R. Christopher	13,881	14,000
Steven B. Hildebrand	13,881	10,500
Carla S. Mashinski	12,804	-
William B. Morgan	13,881	14,000
Larry C. Payne	13,881	3,500
G. Bailey Peyton IV	13,881	3,500
Robert J. Sullivan Jr.	13,881	14,000

OWNERSHIP OF OUR COMMON STOCK BY BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS
This table shows the number of shares of our common stock beneficially owned by each current director, each NEO, and all current directors and executive officers as a group as of our March 5, 2018 record date, with all shares directly owned unless otherwise noted:

STOCK OWNED BY OUR DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS OF MARCH 5, 2018
Name of Beneficial Owner	Common Stock (1)(2) (a)	Options Exercisable within 60 days (3) (b)	Unvested Common Stock (4) (c)	Total (d)
J. Michael Adcock	30,475	10,500	13,881	54,856
Gary R. Christopher	34,584	14,000	13,881	62,465
Steven B. Hildebrand	19,584	10,500	13,881	43,965
Carla S. Mashinski	3,334	-	12,804	16,138
William B. Morgan	20,084	14,000	13,881	47,965
Larry C. Payne	14,584	3,500	13,881	31,965
G. Bailey Peyton IV	40,134	3,500	13,881	57,515
Robert J. Sullivan Jr.	12,584	14,000	13,881	40,465
Larry D. Pinkston	210,510	-	391,476	601,986
David T. Merrill	88,333	-	185,851	274,184
Mark E. Schell	137,384	-	177,757	315,141
John H. Cromling	85,402	-	170,263	255,665
Frank Q. Young	37,415	-	118,365	155,780
G. Les Austin	-	-	66,654	66,654
All directors and executive officers as a group * (16 people)	786,416	70,000	1,407,426	2,263,842

*
As of March 5, 2018, Mr. Pinkston beneficially owns 1.1% of our outstanding shares of common stock. Each of our other named directors and officers individually owns less than one percent of our outstanding shares of common stock and collectively the directors and officers own 4.17%. To calculate this percentage ownership, the total number of shares outstanding includes the shares issued and outstanding (which includes the “Unvested” restricted stock identified in column (c)) plus the number of shares that any named owner may acquire within 60 days.

Notes to table:

(1)
Includes these shares of common stock held under our 401(k) thrift plan: Mr. Pinkston, 11,622 shares; Mr. Schell, 47,805 shares; Mr. Merrill,14,989 shares; Mr. Cromling, 8,069 shares; and Mr. Young, 27,991 shares; and directors and executive officers as a group, 123,272 shares. Amount for Mr. Pinkston also includes 600 shares owned by his son. Reflects these shares held jointly with spouses: Mr. Pinkston, 198,888 shares, Mr. Schell 89,579 shares, Mr. Cromling, 77,164 shares, Mr. Christopher, 15,584 shares, and Mr. Peyton, 40,134 shares. Excludes unvested restricted stock, which is set forth separately in column (c).

(2)
Of the shares listed as being beneficially owned, these individuals disclaim any beneficial interest in shares held by spouses, trusts or for the benefit of family members: Mr. Adcock, 17,891 shares and Mr. Hildebrand, 7,000 shares.

(3)	The options have all vested, but have not been exercised.

(4)
Represents unvested shares of restricted stock over which the named executive officer or director has voting power but not investment power. Amounts include 248,571 shares for Mr. Pinkston, 117,422 shares for Mr. Merrill, 112,565 shares for Mr. Schell, 108,069 shares for Mr. Cromling, 60,820 shares for Mr. Young, 33,992 shares for Mr. Austin, and 789,393 shares for our executive officers (including the NEOs) as a group that have voting rights and vest based on performance criteria (based on target levels).

STOCKHOLDERS OWNING MORE THAN 5% OF OUR COMMON STOCK
This table sets forth information about the beneficial ownership of our common stock by stockholders who own over five percent of our common stock.

STOCKHOLDERS WHO OWN MORE THAN 5% OF OUR COMMON STOCK
Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Black Rock, Inc. 55 East 52nd Street New York, NY 10005	6,946,451	12.8%
FMR LLC 245 Summer Street Boston, MA 02210	6,444,994	11.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,832,232	10.7%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	4,247,035	7.8%
Victory Capital Management Inc. 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	2,898,423	5.3%
Notes to table:

(1)
Beneficial ownership is based on the Schedule 13G, 13G/A, or 13D most recently filed by the stockholder or other information provided to us. Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(2)	Based on the number of issued and outstanding shares of our common stock as of March 5, 2018.
EXECUTIVE COMPENSATION

OVERVIEW OF NEOs’ 2017 COMPENSATION
This table summarizes the major components of our NEOs’ 2017 compensation:

OVERVIEW OF NEOs’ 2017 COMPENSATION
Name	Salary *	Cash Bonus **		Shares of Restricted Stock **
		Performance Based	Discretionary	Time Vested	Performance Based
Larry D. Pinkston	$780,500	$340,163	$376,209	39,103	58,654
David T. Merrill	$481,036	$155,244	$171,696	16,884	25,328
Mark E. Schell	$463,600	$140,131	$154,980	16,884	25,328
John H. Cromling	$417,300	$115,604	$125,834	16,884	25,328
Frank Q. Young	$405,350	$127,322	$139,046	14,000	21,000
G. Les Austin	$34,551	-	-	10,000	-

*
Reflects two rates of pay for both Messrs. Merrill and Young, who received promotions during 2017. Before his April 1, 2017 promotion, Mr. Young’s annual salary was $391,400; after April 1, 2017, he began receiving an annual salary of $410,000. Before his August 28, 2017 promotion, Mr. Merrill’s annual salary was $463,600; after August 28, 2017, he began receiving an annual salary of $513,600. Mr. Austin was hired as our Senior Vice President and Chief Financial Officer effective November 27, 2017, at an annual salary rate of $350,000 per year.

**
Because Mr. Austin was hired in late 2017, he received no bonus for 2017 performance. For the same reason, he received no 2017 performance-based restricted stock awards. Amounts shown for the other NEOs as performance-based stock awards are target amounts.

Please see the Summary Compensation Table, page 33, for complete 2017 compensation information.

PROTECTING THE INTEGRITY OF OUR COMPENSATION PRACTICES
These compensation practices are included in our compensation program:

•
Clawback rights – Our Seconded Amended and Restated Stock and Incentive Compensation Plan includes a mandatory clawback provision. We have the right to “clawback” long-term or short-term incentive compensation paid to any participant, including our NEOs and directors, who commits acts of fraud or dishonesty, including those that result in a financial restatement.

•
Performance metrics – For 2017, 60% of our long-term incentive awards were awarded subject to performance metrics. Half (based on target) of our 2017 short-term incentive cash bonus was based on pre-established objective performance measures and the other half (based on target) was based on subjective performance goals and potential discretion. Attainment of a minimum performance level of adjusted EBITDA was required for payout on either component of the 2017 short-term incentive awards.

•
Stock ownership and retention guidelines for directors and NEOs – We have stock ownership and retention guidelines applicable to our NEOs and directors. Within five years of election, and subject to the requirement that 50% of net shares awarded be held until the assigned levels are met, our CEO must hold shares valued at five times base salary, our other NEOs must hold shares valued at three times base salary, and our directors must hold shares valued at three times annual retainer. Required holdings are calculated on the later of the adoption of the policy or election as an officer or director and as more particularly described in our stock ownership policy, appended to our corporate governance guidelines, available on our website at http://www.unitcorp.com/investor/governance.html. All NEOs except Mr. Austin and Mr. Young (both of whom became subject to holding requirements in 2017 and have until 2022 to become compliant) hold shares above required holding levels. Eight of our nine directors hold shares above required holding levels. Ms. Mashinski, our newest director and the only one not yet holding the full number of shares required under the policy, is on course to hold more than the required number of shares within the five-year time frame for compliance allowed under the policy.

•
Hedging and Pledging Policy – We have a policy prohibiting our directors and NEOs (and any other officers filing Section 16 reports with the SEC) from hedging or pledging our common stock. Based on their answers to our most recent directors and officers questionnaires, no directors or NEOs have hedged or pledged company stock.

•
Ongoing compensation risk assessment – Our compensation committee conducts a formal annual compensation risk assessment. The committee has determined that there are adequate design features and controls in place to ensure that our compensation plans and practices do not encourage unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•
Minimum vesting requirements on equity awards – We have minimum vesting requirements for all awards (other than SARs or options) under our stock and incentive compensation plan, which provides that for other than SARs and options, awards under the plan will be subject to a minimum three-year vesting period unless performance-based, in which case the vesting period will be at least one year, subject to the right of the committee to grant up to five percent of shares available for grant under the plan free of these restrictions.

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Prohibition of Option Repricing – Except in connection with corporate transactions involving the company (like dividends, stock splits, reorganizations, mergers, etc.), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or SARs or cancel outstanding options or SARs in exchange for cash, other awards, options or SARs without stockholder approval.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with our management the following compensation discussion and analysis. Following that review and discussion, the compensation committee recommended to our board that the compensation discussion and analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for fiscal year 2017 by reference to this proxy statement.
The members of the compensation committee are:
Carla S. Mashinski – Chair
William B. Morgan
Steven B. Hildebrand
Gary R. Christopher
J. Michael Adcock (joined the committee October 17, 2017)

COMPENSATION DISCUSSION AND ANALYSIS
To assist you in reviewing our compensation discussion and analysis, we have arranged our discussion into these sections, each of which may have its own subsections:

•	Our general compensation objectives

•	Elements of our compensation program

•	Our compensation policies and program as they relate to risk management

•	Effect of stockholder say-on-pay vote on compensation decisions

•	Administration of our executive compensation program – overview of the process

•	Role of compensation consultant

•	Role of CEO

•	Peer group

•	2017 salaries

•	2017 long-term incentive awards

•	2017 annual cash bonus awards

•	2017 compensation decisions pertaining to 2018 compensation

•	Performance-based stock awards vesting during or for fiscal year 2017

•	Stock ownership policy

•	Policy on hedging and pledging our securities

•	No backdating, spring-loading, or repricing of options

•	Non-employee director compensation

•	Tax considerations

•	Employment agreements
Our general compensation objectives. Our goals are to attract, motivate, reward, and retain qualified employees. We try to satisfy those goals in a way that aligns our employees’ interests with both our business and financial objectives, as well as the interests of our stockholders. So we:

•	offer a competitive compensation mix comprising competitive salaries, short-term and long-term incentives, and certain additional benefits;

•	reward performance that achieves our business objectives and enhances the performance of our common stock; and

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link executive compensation to our stockholders’ interests both generally through equity awards as components of executive and non-executive compensation, and more specifically by tying a significant portion of both long- and short-term incentive compensation for our executives to various performance goals.

Elements of our compensation program. Our executive compensation program includes salary, annual cash bonus (also called “short-term incentive awards”), and certain forms of equity awards (also called “long-term incentive awards”). We also make available health, disability and life insurance, certain indemnification protection, 401(k) retirement benefits, separation benefits, and certain limited perquisites. Each is viewed as a necessary component of the mix required to attract and retain talented executives, reward them for quality performance, and motivate them to focus on both the company’s short- and long-term performance. We believe a competitive salary is required to attract and retain qualified executives. When authorized, annual cash bonuses provide executives with potential earnings based on annual financial and operating results and reward them for short-term successes. Long-term incentive awards are used to motivate both long- and short-term results and aid in the retention of our executives. Compensating our executives for company performance in both the short term and the long term aligns our executives’ compensation with the interests of our stockholders. Indemnification protections, retirement and separation benefits, and general perquisites are commonly included in executive compensation packages offered by our competitors, and providing them helps achieve our compensation goals.

The following chart provides further details about the elements of compensation and benefits that we pay (or offer) our executives and why we do so:

Form of compensation or benefit	Description	Purpose and what it rewards	Interaction with other elements of compensation or benefits
Base Salary	Regular cash income, paid semi-monthly.	Provides competitive and predictable regular compensation and rewards core competence and experience.	Is a fundamental or foundation component of our overall competitive pay mix; serves as a short-term feature to balance long-term incentives.
Cash Bonus (or “short-term incentive compensation”)
Part objectively performance-based cash awards and part discretionary or subjectively performance-based cash awards under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. For 2017, attainment of a minimum level of adjusted EBITDA was required before any payout.

		Provides an annual incentive award in cash compensation based on the attainment of designated objective and subjective performance measures, as well as based on committee discretion.	Serves as a short-term incentive to balance long-term incentives; rewards short-term performance, aligning executives’ interests with those of the stockholders in the short term.
Long-term Incentives
We generally used awards of restricted common stock as our form of long-term incentive compensation. Pay-out is generally staggered over a vesting period, although we have in the past also awarded retention shares structured to have a one-time “cliff” vesting feature. We tie a significant part of this award to attainment of certain performance criteria.
		Provides long-term incentive to contribute to company performance and rewards corporate performance and continued service with company.	Balances the short-term features of our mix and motivates our executives to enhance corporate performance, further aligning executive interest with stockholder interests.
Indemnification	We indemnify our officers and directors to the fullest extent permitted by law. This is required by our charter, bylaws, and certain contracts.
We include this as a compensation element because it is commonly provided by peer organizations and is valued by our executives. We believe it allows our executives to be free from undue concern about personal liability for their service to the company and it rewards willingness to serve in positions that carry exposure to liability.
Represents a significant component of a competitive executive compensation package.
Medical, Dental, Life and Disability	Available to full-time company employees through our benefit plans. The value of these is not included in the Summary Compensation Table, since they are available on a company-wide basis.	We include this as a compensation element as it is commonly provided by our competitors and it encourages the health of our employees, and adds to employee productivity and loyalty.	Represents a significant component of a competitive executive compensation package.
Other Paid Time-off Benefits	We provide vacation and other paid holidays to full-time employees, including the NEOs.	Rewards continuity of service and is a standard benefit comparable to the vacation benefits provided by competitors.	Works with other elements to create a competitive compensation package.
Unit Corporation Employees’ Thrift Plan [401(k) plan]
Tax-qualified retirement savings plan under which participating employees can contribute up to 99% of their pre-tax compensation, a portion of which the company can match. The company match is generally paid in shares of our common stock.
		A 401(k) plan is a standard corporate benefit and our match to the participants is a competitive feature of our plan. This benefit rewards continuity of service.	Works with our other executive pay components to create a competitive overall executive compensation package.
Unit Corporation Salary Deferral Plan [Non-qualified plan]
Our non-qualified plan allows designated participants to defer salary and cash bonus for tax purposes until actual distribution at termination, death, in service, or under defined hardship. We do not make matching contributions to this plan.
		This element of compensation is a standard benefit at executive levels, and is a component of our program that contributes to our competitiveness. This rewards continuity of service.	Works with our other executive pay components to create a competitive overall executive compensation package.
Separation Benefits
We provide payments to salaried full-time employees in cases of involuntary termination, change-in-control, or on retirement after 20 years of service with the company.
For specifics, see the narrative discussion at “Potential payments on termination or change in control.”
		This component of our program contributes to our competitiveness, and helps retain our employees. This benefit rewards length and continuity of service.	Works with our other executive pay components to create a competitive overall executive compensation package.
Perquisites	We provide a car allowance to our NEOs and pay for certain club memberships.	Compensating with certain perquisites adds to the general attractiveness and competitiveness of our compensation mix, and helps attract and retain the executive talent we value.	Works with our other executive pay components to create a competitive executive compensation program.

Our compensation policies and program as they relate to risk management. The compensation committee conducted an annual compensation risk assessment at its October 2017 meeting. It received information about the company’s compensation policies and programs for both executive and non-executive employees for 2017, including the structure of awards then outstanding under those programs. Based on its review, the committee concluded the company’s compensation policies or practices did not encourage unreasonable or inappropriate risk taking, nor were they reasonably likely to have a material adverse effect on the company. The committee believes that the following factors help control or mitigate any potential compensation-related risks:

•	We use a mix of fixed and variable, short-term and long-term compensation;

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Total payouts under all incentive award scenarios are not believed to be excessive based on compensation surveys and peer compensation level analyses, and are consistent with our ability to pay these amounts;

•	NEO incentive compensation is subject to clawback under specified circumstances;

•	Effective controls are believed to be in place to enhance the integrity of recorded results on any objective performance measures;

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Our NEOs (other than Mr. Austin, hired in November 2017) have substantial levels of stock ownership, reflecting alignment with our stockholders and providing a continuing incentive to align risk towards increasing stockholder value; and

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The NEOs’ performance-based awards have certain risk-mitigating features, including capped maximum payouts; appropriately tiered goals/performance metrics; and overlapping multi-year vesting terms for restricted stock awards.

Effect of stockholder say-on-pay vote on compensation decisions. The committee reviews the results of the previous year’s say-on-pay vote in making its executive compensation decisions. The voting results from the 2017 annual meeting of stockholders reflected that approximately 97% of shares voting on that item approved our 2016 executive compensation detailed in our 2017 proxy statement. The committee views the 97% approval rating as affirmation of its general approach to executive compensation and continues setting executive compensation as it has previously done, attempting to gauge competitive practices and authorizing compensation within the range of what is deemed competitive and appropriate in our industry. Based on the vote of our stockholders, we provide our stockholders an annual say-on-pay vote.
Administration of our executive compensation program – overview of the process. Our executive compensation program is administered by our compensation committee. Additional details about that committee are in the corporate governance section of this proxy statement, under “Compensation Committee.”
The chair of the compensation committee, our CEO, our vice president of human resources, and any compensation consultant the committee has retained meet several times during the year to analyze the compensation packages for our executive and non-executive employees. (See “Role of CEO,” and “Role of compensation consultant,” for greater detail on this process.) Our CEO will usually make recommendations regarding salaries and any short- or long-term incentives awards for the NEOs besides himself. None of our NEOs has a role in recommending their own compensation.
Each December the committee considers the CEO’s salary recommendations for non-CEO NEOs, along with any peer and market information presented to the committee, and decides the appropriate salary for the CEO and the other NEOs. The committee then presents its salary determination to the full board. Salaries that are adjusted from the previous year are effective starting January 1st of the new year. No action is taken regarding annual short-term incentive awards until sometime after the start of the year following the year to which the bonuses relate. This allows time for the complete financial and performance results for the prior year to be considered. Once that information is available any annual bonus awards for the prior year are determined. Long-term incentive awards are made prospectively, usually in the first quarter of the year to which they relate, and peer and performance information is considered at the time the awards are granted. So, for 2017, salary determinations were made in December 2016 effective January 1, 2017, long-term incentive awards were determined in February 2017, and short-term incentive awards were determined in February 2018. Equity awards are effective the date of the committee’s approval of the award.
Generally, once the committee approves the NEOs’ compensation, the only adjustments that might be made before the committee’s next annual review would be those deemed necessary or useful due to a change in circumstances (e.g., a promotion or material increase in responsibility, or if a severe downturn in our industry occurs). Messrs. Young and Merrill received promotions during 2017 and both received salary increases related to those promotions. In 2016, Mr. Pinkston and Mr. Cromling voluntarily took salary reductions of $100,000 and $32,038, respectively, and their salary increases for 2017 were raised as a percentage of those voluntarily-reduced salaries. It is possible, however, that the committee may make adjustments in the future based on changed circumstances, and those changes would be on an ad hoc basis and could affect any element of compensation based on the actual circumstances.
In selecting our NEOs’ overall compensation package, the committee considers the financial and operating results of the company, including:

•	the growth in each segment of the company;

•	net income, cash flow, asset base growth, and return on invested capital;

•	long-term debt levels;

•	any acquisitions made during the year;

•	the attainment of any designated business objectives; and

•	our compensation practices compared to those of other companies.
The committee may also consider any significant changes in or to our industry, and general economic conditions. Individual NEO contributions are noted in the context of considering our overall financial and operating results and in evaluating outcomes on any specific performance-based short- and long-term incentive awards. When performance-based awards are granted, the designated performance measures are selected in advance and certified by the committee at the start of the performance period. Performance goals or measures may change from year to year. Decisions on pay not tied to performance-based incentive awards are made at the committee’s discretion. In those cases there is no weighting of assessed factors, no formulaic modeling of how to tie company or individual achievement to awards, no fixed position on whether prior compensation should be considered in making compensation decisions, or whether or how to incorporate any other criteria-based measures into the compensation-setting process.
Role of compensation consultant. The committee used Villareal Associates (“Villareal”), a Tulsa, Oklahoma-based compensation consultant, to assist it in determining the types and amounts of the compensation paid to our executives for 2017. The committee has used the services of Villareal as its independent compensation consultant since 2009. Villareal provided peer and survey information used in determining all components of our NEOs’ reported compensation. Villareal also worked with our management and the head of our human resources department to create the metrics used in our performance-based incentive awards.
In 2017, we incurred fees of $41,895 from Villareal for all executive compensation services. The committee’s selection of Villareal was not based on a recommendation by our management, but was based on the committee’s preferences. At its February 2018 meeting, the committee reviewed the compensation consultant independence questionnaire completed by Villareal. Based on Villareal’s answers to the questionnaire and committee discussion, the committee determined there is no conflict of interest created by Villareal’s work for either the committee or the company.
Role of CEO. Before those meetings when it decides our NEOs’ compensation, committee members receive and review the recommendations (and any information on which they are based) made by our CEO, regarding the salary and incentive-based compensation for the other NEOs. Our CEO does not evaluate or make a recommendation regarding his salary or incentive compensation. Our CEO also meets with the committee and discusses his recommendations. The executives subject to the CEO’s recommendations are not present during these deliberations. The compensation committee has the authority to accept, reject, or adjust the CEO’s recommendations or those made by any other person. After the committee has decided on the NEOs’ compensation, its determinations are then submitted to the full board. The board then ratifies (and approves, if required) the committee’s determinations. The board (acting through its independent directors only) has the authority to make any changes it feels are appropriate to the recommendations of the committee.
Peer group. The peer group we used in evaluating the executive compensation decisions being reported in this proxy statement is composed of companies we feel are the best match for us in industry and revenues, and, to a lesser degree, market capitalization. It is the committee’s view that annual revenues as opposed to market capitalization represent a better criterion to use in identifying energy companies for the peer group because revenue size is more stable over time and is more commonly used to evaluate compensation. Adjusted from our 2016 peer group by removal of two companies, Basic Energy and Ultra Petroleum, for bankruptcy-related reasons, our 2017 peer group comprises the following companies (the “2017 peer group”):

•	Bill Barrett Corporation	•	Parker Drilling Company
•	Cabot Oil & Gas Corporation	•	Patterson – UTI Energy, Inc.
•	Cimarex Energy Company	•	Pioneer Energy Services Corporation
•	Denbury Resources, Inc.	•	SM Energy Company
•	Helmerich & Payne, Inc.	•	Stone Energy Corporation
•	Laredo Petroleum, Inc.	•	Whiting Petroleum Corporation
•	Newfield Exploration Company
2017 salaries. For Messrs. Pinkston, Merrill, Schell and Cromling, 2017 salaries were initially determined in December 2016. Those salary determinations were based in part on materials presented by our compensation consultant Villareal to the committee at its December 2016 meeting. Villareal’s December 2016 materials included 2015 executive compensation market information obtained from SEC filings for the company’s executive compensation peer group consisting at that time of Basic Energy Services, Bill Barrett Corporation, Cabot Oil & Gas Corporation, Cimarex Energy Company, Denbury Resources, Inc.,

Helmerich & Payne, Inc., Laredo Petroleum, Inc., Newfield Exploration Company, Parker Drilling Company, Patterson - UTI Energy, Inc., Pioneer Energy Services Corporation, SM Energy Company, Stone Energy Corporation, Ultra Petroleum Corp., and Whiting Petroleum (the “2016 peer group”). The Villareal materials also included 2016 market compensation information based on survey data for executives with positions comparable to the NEOs, obtained from the 2016 Mercer Survey for energy companies with a $1.0 to $3.0 billion revenue range; the 2016 ECI Survey for energy companies and company divisions of size comparable to Unit; and Economic Research Institute’s Executive Compensation Assessor, providing data covering 2,000 industries and over 500 top management/executive positions, including energy companies of comparable size to Unit.
For each stated NEO, and using a 15% upward market adjustment for the General Counsel due to his additional responsibilities, the Villareal survey data reflected that the NEOs’ total cash compensation for 2016 was below the 50th percentile of the survey group average for their respective positions by the following amounts: 45.6% for Mr. Pinkston, 31.8% for Mr. Schell, 33.2% for Mr. Merrill, and 22.1% for Mr. Cromling. The Villareal materials further reflected that the NEOs’ 2015 total cash compensation was 40.5% below the market as measured by the average total cash compensation paid to the five highest paid executives in the proxy peer group for 2015. Villareal’s materials also showed that for the period of 2011 through 2015, average total cash compensation for the company’s five most highly compensated employees during those years ranged between 27.9% and 40.5% below that of the peer companies’ NEOs, although for 2012 - 2015 their salaries had ranged from 10.3% to 18.5% above the averages of the peer companies’ NEOs’ salaries. Mr. Pinkston advised the committee that information he reviewed indicated that 2017 salary increases in the industry would be between 2% and 2.5%. He also noted that the company’s NEO compensation ranked number six in its peer group as reviewed at that time. He recommended that the salaries of Messrs. Schell, Merrill, and Cromling be increased by 2.5%. The committee agreed and decided to make the same percentage salary increase for Mr. Pinkston, and the board ratified and approved its decision. Applying the 2.5% increase, salaries for 2017 were set as follows: Mr. Pinkston – $780,500, Mr. Schell – $463,600, Mr. Merrill – $463,600, and Mr. Cromling – $417,300. Because of pay cuts to field employees in the drilling segment and due to overall economic conditions in the energy sector in 2015 and early 2016, Mr. Pinkston and Mr. Cromling had taken voluntary 2016 salary reductions amounting to $100,000 and $32,038, respectively, and the 2017 salary increases were made based on the reduced 2016 salary levels.
Mr. Young became an executive officer when he was promoted to the position of Executive Vice President of Unit Petroleum Company on April 1, 2017.  Before his promotion, his salary was $391,400 per year, which had previously been set by management based on internal salary increase guidelines for prior years. Based on his then-current salary and the fact that management had not yet granted him a 2017 salary increase, and in consideration of the additional responsibilities associated with his new position as well as internal pay equity considerations, Mr. Pinkston recommended that Mr. Young’s salary be increased to $410,000 per year, effective on the date of his promotion. The committee and the board approved Mr. Pinkston’s recommendation.
Mr. Merrill was promoted to the position of Chief Operating Officer on August 28, 2017. Based on his then-current salary of $463,600 per year, the additional responsibilities associated with his new position, and internal pay equity considerations, Mr. Pinkston recommended that Mr. Merrill’s salary be increased to $513,600 per year, effective on the date of his promotion. The committee and the board approved Mr. Pinkston’s recommendation.
Mr. Austin’s November 2017 starting salary of $350,000 per year was recommended by Mr. Pinkston based on internal and external compensation equity considerations at the time of hiring.
2017 long-term incentive awards. Mr. Austin received a one-time award of 10,000 shares of restricted common stock on November 27, 2017, his employment start date. Those shares vest in three equal annual installments on each of the first three anniversaries of his employment start date. The award was granted in order to provide Mr. Austin with some stockholdings at the outset of his employment and to partly offset unvested stock he would forfeit from his previous employment.

For the NEOs other than Mr. Austin, 2017 long-term incentive awards were addressed at the committee’s February 2017 meeting. The committee reviewed the company’s then-available 2016 financial and operational results:

2016 Performance - Segment Highlights as known at February 21, 2017 Compensation Committee Meeting
Oil and Natural Gas
•	Production 2.3% above budget projections
•	Operating expenses 8.4% below budget projections
•	General and administrative expenses 4.9% below budget projections
•	2.5 million man-hours worked over prior three years with no OSHA recordable incidents
•	Raised approximately $67 million through divestiture of primarily non-operated low cash flow marginally productive non-economic properties
Drilling
•	Achieved segment cash flow of $33.9 million, 46.7% above budget
•	Secured a one-year contract for BOSS drilling rig 410, and completed construction prior to year end
•	Sold $7.2 million of excess equipment
•	Attained best safety performance in history
Midstream
•	Achieved segment cash flow of $54.1 million, 43% above budget
•	Increased total throughput volume 18.5% compared to 2015 volumes
•	In a depressed pricing environment, connected 53 new wells to systems
•	Over 1.5 million man-hours worked over prior five years with no OSHA recordable incidents
Besides the above financial and operational results, the committee reviewed the CEO Performance Assessment Survey for 2016 performance completed by the non-employee directors. That survey indicated that on the whole the directors felt that the CEO was performing at a skilled or highly-skilled level.
The committee also reviewed and discussed materials prepared by Villareal. Referring to the companies in the 2016 peer group, Villareal’s February 2017 materials reflected the following:

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For the peer group NEOs for 2015, the most recently-completed year for which proxy information was then available, average total compensation was $13.3 million and median total compensation was $12.5 million, while total 2015 compensation for the company’s NEOs was $11.9 million;

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Mr. Pinkston’s total 2015 compensation was $4.2 million, compared to the $5.5 million average of the highest-paid positions for the peer group for 2015, and the company’s non-CEO NEOs’ average total compensation was $1.9 million, compared to the $2.0 million average total compensation paid to the second through fifth most highly-compensated peer group executives during 2015;

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For the period 2012 - 2015, the average ratio of NEO total long-term incentive awards to company cash flow (the “NEO LTI-to-cash-flow ratio”) for the peer group was 1.16%, compared to an NEO LTI-to-cash-flow ratio of 1.30% for the company;

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For the period 2012 - 2015, the average ratio of NEO total short-term incentive compensation to company cash flow (the “NEO STI-to-cash-flow ratio”) for the peer group was 0.43%, compared to an NEO STI-to-cash-flow ratio of 0.20% for the company; and

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For 2015, Mr. Pinkston received no bonus compared to an average bonus to the highest paid peer group executives of 98.5% of salary, and his long-term incentive award was 386.5% of salary compared to an average long-term incentive for the highest paid peer group executives of 524.9% of salary. For 2015, the non-CEO NEOs received no bonus compared to an average bonus for the second through fifth most highly paid executives in the peer group of 82.0% of salary, and their long-term incentive awards averaged 317.9% of their salaries, compared to comparable peer group long-term incentives at 330.4% of salaries.

Targets for NEO long-term incentive awards, which were set by the committee in February 2013 and continue to be used by the committee, were 329% of salary for the non-CEO NEOs and 400% of salary for the CEO. Based on February 2017 stock prices, applying those targets would have resulted in awarding more shares than any previous years’ awards, and at levels that the committee considered to be too high. Since applying salary targets at the then-current stock prices was not a viable option, the committee granted Messrs. Pinkston, Schell, Merrill, and Cromling 2017 long-term incentive awards in the same number of shares as they had received for their 2016 long-term incentive awards, awarding 97,757 shares to Mr. Pinkston, and 42,212 to each of Messrs. Schell, Merrill and Cromling (based on target performance for the performance-based component). Based on stock prices on the grant date, valuing the performance-based awards at target levels, the awards granted amounted to approximately 84% of target for the CEO, 75% of target for Messrs. Merrill and Schell, and 83% of target for Mr. Cromling. Mr. Young was granted a 2017 long-term incentive award in the amount of 35,000 shares. Mr. Young’s award was granted effective on the April 1, 2017 date of his promotion, and amounted to approximately 72% of target based on his pre-promotion salary, or 68% of target based his post-promotion salary.
The NEOs’ 2017 long-term incentive awards are 40% time-vested, 60% performance-based. The time-vested portion vests in three equal annual installments starting March 9, 2018. The performance-based portion is divided into two awards, one cliff vesting after a three-year performance period and the other vesting in three annual installments, depending on actual performance in each of 2017, 2018, and 2019. Both performance awards measure the company’s performance relative to that of the 2017 peer group. Total shareholder return (“TSR”) is the performance measure for half of the performance awards (the “TSR award”) and the consolidated cash-flow-to-assets ratio is the performance measure for the other half of the award (the “CFTA award”), both detailed further below. The committee chose this award structure because it believes that TSR is a readily understood and commonly used measure of corporate performance aligning our management with our stockholders, that the cash-flow-to-assets ratio is a meaningful way to quantify the efficiency of the company’s use of its assets, and that comparing our performance on those measures to peer performance on the same measures provides additional meaningful performance information.
TSR award. The target number of shares for the TSR award is 30% of the total shares awarded each NEO for their 2017 long-term incentive awards (half the performance-based award), but the actual number vesting could be more or less than target, depending on performance results. TSR for both the company and the 2017 peer group will be determined using this formula:
TSR = Ending stock price – Beginning stock price + Dividends
Beginning stock price
For the formula, the ending and beginning common stock price uses the average of the closing price of our common stock on the NYSE for the 15-trading-day period ending on the start and end of the designated performance period (February 21, 2017 to February 21, 2020) and the 2017 peer group stock prices are used in the same manner. Based on application of the above formula, the number of performance-based shares that will ultimately vest for the NEOs will be determined by the TSR of the company relative to the TSR of the 2017 peer group at the end of the performance period, as follows:

Company’s Performance Percentile Rank (Unit TSR vs. Peer TSR)	Vesting (% that will vest)
>90	200%
90	200%
75	150%
60 (Target)	100%
50	75%
40	50%
<40	0%
Interpolation will determine the percentage of the awards that will vest when performance falls between the percentile ranks in the table above.
CFTA award. The CFTA award will vest annually in three installments beginning March 9, 2018. The target number of shares for each installment of the CFTA award are one third of the total CFTA award, which was 30% of the entire long-term incentive award, but the final number vesting could be more or less, based on actual performance. For the award, cash flow is defined as cash flow before changes in assets and liabilities. The performance period is the three-year period consisting of fiscal years 2017, 2018, and 2019. The number of shares that vest will be determined by the percentile rank of the company’s actual consolidated cash-flow-to-assets ratio for each year in the performance period relative to the actual consolidated cash-flow-to-assets ratio of the 2017 peer companies for those years (2017 for the first installment, 2018 for the second installment, and 2019 for the third installment), as follows:

Company’s Performance Percentile Rank (Unit consolidated cash-flow-to-assets ratio vs. Peer cash-flow-to-assets ratio)	Vesting (% of each installment that will vest)
>90	200%
90	200%
75	150%
60 (Target Performance)	100%
50	75%
40	50%
<40	0%
Interpolation will determine the percentage of the awards that will vest when performance falls between the percentile ranks in the table above.
2017 annual cash bonus awards
Mr. Austin was hired after the 2017 performance bonus program was established, so he was not a participating NEO for purposes of the following disclosure.
The company’s annual cash bonus short-term incentive awards (“STIs”) for Messrs. Pinkston, Merrill, Schell, Cromling, and Young, the then-participating NEOs, were made under the company’s Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. For 2017, the committee determined that before any awards would be made, a baseline goal of achieving 75% of threshold adjusted EBITDA would be required. If 75% of threshold adjusted EBITDA were attained, the CEO would be qualified for a short-term incentive award up to a maximum of 124% of salary and the other participating NEOs would be qualified for awards up to a maximum of 86% of salary. Threshold adjusted EBITDA was set at $232 million. Target adjusted EBITDA was set at $290 million and based on 2017 budgeted EBITDA. Outstanding adjusted EBITDA was set at $348 million. The awards certified for payment by the committee were determined partly based on the company’s objective performance on a financial performance and scorecard award (set forth in scorecard format beginning on page 28) and partly on the committee’s subjective assessment of the company’s performance on “softer” performance goals related to cybersecurity, strategic planning, and succession planning initiatives, as well as committee discretion. Adjusted 2017 EBITDA is defined as “earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments, and other non-cash items (primarily debt related).” For an explanation of how the company calculated adjusted EBITDA for 2017 and a reconciliation of adjusted EBITDA to the measures the company believes to be the most directly comparable to those measures under GAAP, please see “Reconciliation of Adjusted EBITDA” on page 12 of our press release filed on Form 8-K on February 22, 2018, in which fourth quarter and year end 2017 results were announced.
The percentage-of-salary targets chosen for the NEOs’ 2017 STIs were a fraction (approximately 62%) of the STI targets originally established for the NEOs in 2013 based on prevailing peer company practices. At that time, the committee had determined that the appropriate target levels for the NEOs’ performance-based short-term incentives were 50% of salary for the CEO and 35% of salary for the non-CEO NEOs, with targets for another 50%/35% of salary possible under a separate discretionary award. As established in 2013, maximum possible payout for outstanding performance on both components combined was 200% of salary for the CEO, and 140% of salary for the other NEOs. For 2016, due to economic conditions in our industry, target awards were cut in half. The 2016 STI awards were issued based on total targets of 50% of salary for the CEO and 35% of salary for the other NEOs for the combined performance-based and discretionary STI awards. Maximum possible payout for outstanding performance on both components of the 2016 STI awards was 100% of salary for the CEO and 70% of salary for the other NEOs. In 2017, economic conditions improved, but rather than revert to the original percentage of salary targets established in 2013, a transitional approach was taken. The company’s 2017 budget was 23.4% higher than its 2016 budget, so the NEOs’ 2017 targets were increased by approximately 23.4% over 2016 levels. The result was that for the combined discretionary and performance-based awards, the CEO’s 2017 target was set at 62% of salary, and the non-CEO NEOs’ targets were set at 43% of salary. The maximum possible payout for outstanding performance on both components combined was 124% (rather than 200%) of salary for the CEO, and 86% (rather than 140%) of salary for the other participating NEOs.

The committee certified 2017 STIs as follows:

2017 Short-term Incentive Cash Bonus Awards
	Discretionary/ Subjective Goals Component	% of Target	% of Salary	Performance-based Component	% of Target	% of Salary	Total Cash Bonus	% of Target	% of Salary
Mr. Pinkston	$376,209	155.5	48.2	$340,163	140.6	43.58	$716,372	148.0	91.78
Mr. Merrill	$171,696	155.5	33.43	$155,244	140.6	30.23	$326,940	148.0	63.66
Mr. Schell	$154,980	155.5	33.43	$140,131	140.6	30.23	$295,111	148.0	63.66
Mr. Cromling	$125,834	140.3	30.15	$115,604	128.9	27.7	$241,438	134.6	57.86
Mr. Young	$139,046	157.7	33.91	$127,322	144.4	31.05	$266,368	151.1	64.97
In determining the appropriate payout on the discretionary component of the award, the committee reviewed management’s performance on three subjective performance goals assigned by the committee: developing a company-wide succession plan, progressing on formal strategic planning, and conducting a cybersecurity risk assessment. Management presented the board with a formal succession plan report in August 2017 and a formal strategic plan report for the oil and natural gas segment in April 2017. The audit committee received a Phase I cybersecurity risk assessment report in August 2017, and a Phase II cybersecurity risk assessment report in October 2017, both of which were reported to the board. The committee determined that the associated reports presented by management to the board on the three performance goals provided value to the company and had been executed thoroughly and diligently by management. Based on this performance, and exercising discretion due to the fact that targets for the 2017 awards were set below market at only 62% of the targets previously established by the committee for short-term incentive awards, the committee authorized the above-target discretionary awards as set forth above.
The performance-based short-term incentives comprised two separate awards, a “financial performance award,” and a “scorecard award.” The financial performance award was computed in the same manner for all segments of the company, but weighted more heavily for Messrs. Pinkston, Schell, and Merrill, the corporate NEOs (60% of the total performance-based bonus amount), and less heavily for Messrs. Young and Cromling, NEOs who head business operating segments (20% of total performance-based bonus amount).The total performance-based incentives available to the NEOs for 2017 were multipliers of their salaries that were based on the level of performance achieved, as detailed in the scorecard tables at the end of this section. Amounts payable for performance falling between two performance levels is determined by interpolation.
For purposes of the financial performance award, NEO performance was measured in terms of the company’s actual 2017 adjusted EBITDA, using the threshold, target and outstanding performance levels designated at the beginning of this section (and set forth in the scorecards that follow) and the earlier-provided definition of adjusted EBITDA. Adjusted EBITDA was selected as the performance measure for this component because it is believed to be a commonly-used and meaningful measure of performance both to stockholders and to the NEOs.
The scorecard component of the 2017 short-term incentive award was based on the performance of our three primary operating segments, and the performance metrics differed for each segment. The scorecard award for Messrs. Pinkston, Schell, and Merrill, our corporate-level NEOs, is referred to as the “corporate scorecard award.” Our other two NEOs, Messrs. Young and Cromling, are heads of two of our operating segments, and their scorecards are based on operating metrics relevant to their segments. Mr. Cromling’s scorecard award is referred to as the “drilling segment scorecard award,” and Mr. Young’s scorecard award is referred to as the “exploration and production segment scorecard award.” We have a third main operating subsidiary, Superior Pipeline Company, L.L.C. (“Superior”). While Superior’s President is not one of our NEOs and his compensation is not covered in this proxy statement, his segment’s scorecard, the “midstream segment scorecard” factors into the corporate scorecard award and is detailed in the footnotes to the scorecard table for Mr. Pinkston.
The goals selected for the operating segment heads were initially selected by our CEO in consultation with the individual segment heads and our compensation consultant, and they were submitted to and approved by the committee. Each year the CEO and the committee review and make changes to the goals as circumstances change. Each goal was chosen because it was believed to relate to an important and measurable financial, operating, or strategic goal of that NEO’s operating segment. The process for setting the threshold, target and outstanding levels for each metric is dependent upon the metric. For many of the metrics, the “target” performance level is set based on the budget for the coming year and the “threshold” and “outstanding” numbers are then chosen within a reasonable range of the “target.” For other metrics, the “threshold” is set at a level that creates economic value for the company and its stockholders while the “target” and “outstanding” levels are set as significant improvements to the “threshold” level. The committee strives to maintain vigorous targets which may increase or decrease from the prior year's targets after considering the impact of industry conditions, commodity prices, capital spending budgets, segment objectives, and other factors.
2017 corporate scorecard award. The scorecard for Messrs. Pinkston, Schell, and Merrill was a composite of the scorecards of the three business segments. The segments were weighted 65% for the oil and natural gas segment, 15% for the drilling segment, and 20% for the midstream segment. This weighting was initially based on the relative expected cash flow contribution of each operating segment as projected at the time the awards were established, and then adjusted to ensure each segment’s weighting would be high enough to be relevant to the overall measurement. The incentive range for these awards is 40% of the performance based incentive opportunity range for the corporate NEOs, reflecting the weighting of the corporate scorecard award relative to the financial performance award for those NEOs.
2017 drilling segment scorecard award. The incentive range for the scorecard award as a whole was 80% of the total incentive opportunity range for this performance-based incentive award for the segment head. The drilling segment's scorecard award was determined based on the segment’s performance on four factors:
•accidents per 200,000 man-hours;
•cash flow per rig per day;
•number of rigs operating; and
•rig down-time.
The committee believes that safety is a paramount concern in the oil and gas drilling industry, and incentives tied to improved safety performance, such as reduced accidents per man hours worked, are believed to be in the best interests of that segment.  Cash flow is a commonly-used financial measure in all areas of business, and the committee believes that for the drilling business, cash flow per rig per day is a valuable measure of financial performance.  The number of rigs operating and rig down-time both reflect the operating efficiency of the organization and impact the bottom line of the business, so increased rig utilization and decreased rig downtime are worthwhile performance goals approved by the committee.
2017 exploration and production segment scorecard award. The incentive range for the scorecard award as a whole was 80% of the total incentive opportunity range for this performance-based incentive award for the segment head.  For the head of our exploration and production segment, the performance measures approved were:
•production replacement with new reserves;
•rate of return for new wells drilled;
•production goals; and
•operating costs.
Rates of return and operating costs were selected as metrics because both will have measurable impact on the financial performance of the segment.  Production goals in terms of barrels of oil equivalent produced and production replacement with new reserves were selected as metrics because they are both good measures of added value to the exploration and production segment.
2017 midstream segment scorecard award. The incentive range for the scorecard award as a whole was 80% of the incentive opportunity range for this performance-based incentive award for the segment head. This segment's scorecard performance was determined based on the segment's performance on these three factors:
•volumes gathered;
•return on invested capital; and
•segment EBITDA.
Metrics tied to segment EBITDA and return on invested capital were selected because they are commonly used financial measures believed to provide meaningful measures of midstream segment performance and efficiency.  Metrics tied to volumes gathered relates to an operational goal that enhances the midstream segment’s revenue and bottom line.

The following amounts were paid to the participating NEOs for the performance-based components of the 2017 cash bonus awards:
Frank Young:

A. Exploration and Production Segment Scorecard Award
Performance Measure (each weighted at 20%)	Threshold (pays 8.6% of salary/2.15% per factor)	Target (pays 17.2% of salary/4.3% per factor)	Outstanding (pays 34.4% of salary/8.6% per factor)	Actual	% Salary Payable	Bonus Payable
Reserves Replacement (1)	120%	150%	180%	300.05%	8.6%
Rate of Return - New Wells Drilled (2)	18%	21%	24%	30.59%	8.6%
Production MBOE (3)	15,200	16,000	16,800	15,996	4.29%
Operating Costs (4)	$1.34	$1.24	$1.14	$1.2836	3.36%
Scorecard Total					24.85%
B. Financial Performance Award

	Threshold (2.15% of Salary)	Target (4.3% of Salary)	Outstanding (8.6% of Salary)	Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (5)	$232,000,000	$290,000,000	$348,000,000	$315,667,000	6.2%
Financial Performance Award Total					6.2%

Total Objective Performance-based Bonus Award (A + B) for Mr. Young						$127,322
Notes to table:

(1)	Defined as percentage of 2016 reserves replaced through 2017 drilling activity.

(2)	Defined as overall rate of return on new wells drilled and PUDs converted in 2017.

(3)	Defined as number of barrels produced in 2017.

(4)	Defined as total operating costs divided by total production in terms of MCF-equivalent amounts.

(5)
Defined as 2017 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

John Cromling:

A. Drilling Segment Scorecard Award
Performance Measure (each weighted at 20%)	Threshold (pays 8.6% of salary/2.15% per factor)	Target (pays 17.2% of salary/4.3% per factor)	Outstanding (pays 34.4% of salary/8.6% per factor)	Actual	% Salary Payable	Bonus Payable
Accidents (1)	1.70	1.35	1.00	1.95	0%
Cash Flow per Rig per Day (2)	$4,200	$4,500	$4,800	$4,908	8.6%
Number of Rigs Operating (3)	28	30	32	30	4.3%
Rig Downtime (4)	1.10%	1.00%	0.90%	0.88%	8.6%
Scorecard Total					21.5%
B. Financial Performance Award

	Threshold (2.15% of Salary)	Target (4.3% of Salary)	Outstanding (8.6% of Salary)	Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (5)	$232,000,000	$290,000,000	$348,000,000	$315,667,000	6.2%
Financial Performance Award Total					6.2%

Total Objective Performance-based Bonus Award (A + B) for Mr. Cromling						$115,604
Notes to table:

(1)	Defined as number of recordable accidents per 200,000 man-hours worked.

(2)	Defined as average daily cash flow generated per rig in 2017.

(3)	Defined as average number of rigs operating per day in 2017.

(4)	Defined as total rig hours available but not billed as a ratio of total rig hours available.

(5)
Defined as 2017 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

Larry Pinkston:

A. Corporate Scorecard Award (1)
Performance Measure - Segment Scorecards (2)	Threshold	Target	Outstanding	Actual	% Salary Payable	Bonus Payable
UPC Scorecard	8.60% (4.03% of salary)	17.20% (8.06% of salary)	34.40% (16.12% of salary)	24.85%	11.65%
UDC Scorecard	8.60% (0.93% of salary)	17.20% (1.86% of salary)	34.40% (3.72% of salary)	21.5%	2.33%
SPC Scorecard	8.60% (1.24% of salary)	17.20% (2.48% of salary)	34.40% (4.96% of salary)	19.29%	2.78%
Scorecard Total					16.75%
B. Financial Performance Award (3)
	Threshold (9.30% of salary)	Target (18.60% of salary)	Outstanding (37.20% of salary)	Projected Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (4)	$232,000,000	$290,000,000	$348,000,000	$315,667,000	26.83%
Financial Performance Award Total					26.83%

Total Objective Performance-based Bonus Award (A + B) for Mr. Pinkston						$340,163
Notes to table:

(1)	40% of total award opportunity, weighted by segment scorecards as follows: UPC - 65%, UDC - 15%, SPC - 20%.

(2)
Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment. The UPC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Young, above. The UDC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Cromling, above. The SPC Scorecard entry is based on actual performance of our midstream segment, which is the “Scorecard Total” set forth in the following table:

Midstream Segment Scorecard
	Threshold	Target	Outstanding	Actual	% Salary Payable
Volumes Gathered (a)	127,000 MCF (2.87% of salary)	142,000 MCF (5.73% of salary)	157,000 MCF (11.46% of salary)	140,601	5.46%
Return on Invested Capital (b)	7.6% (2.87% of salary)	8.50% (5.73% of salary)	10% (11.46% of salary)	7.79%	3.46%
Segment EBITDA (c)	$38,442,000 (2.87% of salary)	$48,406,000 (5.74% of salary)	$58,370,000 (11.48% of salary)	$56,436,000	10.37%
Scorecard Total					19.29%
Notes to table:

(a)	Defined as total volumes gathered for 2017.

(b)	Defined as business unit EBITDA divided by the average invested capital for 2017.

(c)	Defined a business unit EBITDA for 2017.

(3)	60% of total award opportunity.

(4)
Defined as 2017 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

David Merrill:

A. Corporate Scorecard Award (1)
Performance Measure - Segment Scorecards (2)	Threshold	Target	Outstanding	Actual	% Salary Payable	Bonus Payable
UPC Scorecard	8.60% (2.8% of salary)	17.20% (5.59% of salary)	34.40% (11.18% of salary)	24.85%	8.08%
UDC Scorecard	8.60% (0.65% of salary)	17.20% (1.29% of salary)	34.40% (2.58% of salary)	21.5%	1.61%
SPC Scorecard	8.60% (0.86% of salary)	17.20% (1.72% of salary)	34.40% (3.44% of salary)	19.29%	1.93%
Scorecard Total					11.62%
B. Financial Performance Award (3)
	Threshold (6.45% of salary)	Target (12.9% of salary)	Outstanding (25.8% of salary)	Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (4)	$232,000,000	$290,000,000	$348,000,000	$315,667,000	18.61%
Financial Performance Award Total					18.61%

Total Objective Performance-based Bonus Award (A + B) for Mr. Merrill						$155,244
Notes to table:

(1)	40% of total award opportunity, weighted by segment scorecards as follows: UPC - 65%, UDC - 15%, SPC - 20%.

(2)
Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment. The UPC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Young, above. The UDC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Cromling, above. The SPC Scorecard entry is based on actual performance of our midstream segment, which is the “Scorecard Total” set forth in footnote table following Mr. Pinkston’s scorecard, above.

(3)	60% of total award opportunity.

(4)
Defined as 2017 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

Mark Schell:

A. Corporate Scorecard Award (1)
Performance Measure - Segment Scorecards (2)	Threshold	Target	Outstanding	Actual	% Salary Payable	Bonus Payable
UPC Scorecard	8.60% (2.8% of salary)	17.20% (5.59% of salary)	34.40% (11.18% of salary)	24.85%	8.08%
UDC Scorecard	8.60% (0.65% of salary)	17.20% (1.29% of salary)	34.40% (2.58% of salary)	21.5%	1.61%
SPC Scorecard	8.60% (0.86% of salary)	17.20% (1.72% of salary)	34.40% (3.44% of salary)	19.29%	1.93%
Scorecard Total					11.62%
B. Financial Performance Award (3)
	Threshold (6.45% of Salary)	Target (12.9% of Salary)	Outstanding (25.8% of Salary)	Actual	% Salary Payable
Unit Corporation Adjusted EBITDA (4)	$232,000,000	$290,000,000	$348,000,000	$315,667,000	18.61%
Financial Performance Award Total					18.61%

Total Objective Performance-based Bonus Award (A + B) for Mr. Schell						$140,131
Notes to table:

(1)	40% of total award opportunity, weighted by segment scorecards as follows: UPC - 65%, UDC - 15%, SPC - 20%.

(2)
Expressed as a percentage of salary payable to each division head for the Scorecard Award for his respective business segment. The UPC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Young, above. The UDC Scorecard entry corresponds to the “Scorecard Total” for Part A. of the table for Mr. Cromling, above. The SPC Scorecard entry is based on actual performance of our midstream segment, which is the “Scorecard Total” set forth in footnote table following Mr. Pinkston’s scorecard, above.

(3)	60% of total award opportunity.

(4)
Defined as 2017 earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for non-cash gain or loss on derivatives, stock compensation expense, gain or loss on disposition of assets, impairments and other non-cash items (primarily debt-related).

2017 compensation decisions for 2018 compensation. The following is provided as supplemental information beneficial to stockholders. It provides additional context to our fiscal year 2017 compensation decisions. This information will be analyzed in greater detail in our proxy statement for our 2019 annual meeting, since the information in this section relates to 2018 compensation.
At the December 11, 2017 compensation committee meeting, management recommended and the compensation committee approved the NEOs’ 2018 salaries, as follows:

•	Mr. Pinkston – $861,500

•	Mr. Merrill – $529,000

•	Mr. Schell – $477,500

•	Mr. Cromling – $452,300

•	Mr. Young – $422,300

•	Mr. Austin – $350,000
Performance-based stock awards vesting during or for fiscal year 2017
The three-year performance period for 2014 performance-based long-term incentive awards for Messrs. Pinkston, Merrill, Schell, and Cromling ended in February 2017, and the awards vested on March 9, 2017 at 54% of target based on the company’s actual performance at the 41.6th percentile of the 2014 peer group.
The second installment of the 2016 CFTA award vested for Messrs. Pinkston, Merrill, Schell, and Cromling on March 9, 2018 at 130.7% of target. The first installment of the 2017 CFTA awards vested for Messrs. Pinkston, Merrill, Schell, Cromling, and Young on March 9, 2018 at 176.8% of target. Vesting was based on actual 2017 performance at the 69.2 percentile of both the the 2016 peer group (excluding Basic Energy Services, Inc. and Ultra Petroleum Corp. due to their respective bankruptcies) and the 2017 peer group. The number of shares each NEO received based on these performance results is:

•	Mr. Pinkston – 42,815 shares

•	Mr. Merrill – 18,507 shares

•	Mr. Schell – 18,507 shares

•	Mr. Cromling – 18,507 shares

•	Mr. Young – 4,575 shares
Mr. Young, who became an executive in April 2017, was not subject to any performance awards other than the 2017 award. Mr. Austin, hired in late 2017, was not subject to the performance awards vesting in or for fiscal year 2017.
Stock ownership policy. All directors and NEOs are subject to our stock ownership and retention policy. As determined on the date of the policy’s original adoption (for officers and directors holding their positions at that time) or the date of election (for anyone not an officer or director at the time the policy was adopted), the policy requires non-employee directors to hold shares valued at three times the value of their annual retainer, the CEO to hold shares valued at five times the value of his or her base salary, and all remaining NEOs to hold shares valued at three times their base salaries. All covered officers and directors have five years from implementation of the policy or becoming a covered officer or director to become compliant with the policy and must hold 50% of all net shares received because of the exercise, vesting, or payment of any equity awards granted to them until they meet required holding levels. This summary of the policy is subject to policy’s specific terms, a copy of which is set forth in our Corporate Governance Guidelines, available on our website at http://www.unitcorp.com/investor/governance.html. All NEOs (other than Mr. Austin and Mr. Young, who became subject to the holding requirements in 2017) satisfy the ownership guidelines. Seven of our eight non-employee directors satisfy the ownership guidelines and the eighth non-employee director holds unvested stock in an amount that would, when vested, satisfy required ownership levels within the specified time frame permitted for compliance.
Policy on hedging and pledging our securities. We have a policy prohibiting directors and officers with Section 16 reporting obligations from hedging or pledging company common stock. They are also prohibited from holding shares of company common stock in accounts subject to margin. Based on answers to their most recent directors and officers questionnaires, all of our officers and directors comply with our hedging and pledging policy.
No backdating, spring-loading, or repricing of options. We do not backdate options, grant options retroactively, or reprice existing options. In addition, we do not coordinate grants of options to be made before announcement of favorable information, or after announcement of unfavorable information. Option and stock awards are granted at fair market value on the date the award is approved. Our general practice is to grant awards only on an annual grant basis, although sometimes grants have been made on other dates, such as for a newly-hired employee or special employee retention restricted stock awards.
Non-employee director compensation. The compensation committee recommends the form and amount of compensation for our non-employee directors to the board and the board makes the final determination. In deciding its recommendation, the compensation committee considers those factors it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications, and market data from published surveys and from peer company proxy statements.
Tax considerations. Section 162(m). Section 162(m) of the Internal Revenue Code generally limits to $1 million annually the federal income tax deduction that a publicly-held corporation may claim for compensation payable to certain of its respective current and former executive officers, but that deduction limitation historically did not apply to performance-based compensation that met certain requirements.  As part of the tax reform legislation passed in December 2017, Section 162(m) was amended, effective for taxable years beginning after December 31, 2017, to expand the scope of executive officers subject to the deduction limitation and also to eliminate the performance-based compensation exception, though the exception generally continues to be available on a “grandfathered” basis to compensation payable under a written binding contract in effect on November 2, 2017.
In determining compensation for our executive officers, the compensation committee considers the extent to which the compensation is deductible, including the effect of Section 162(m).  In prior years, the compensation committee generally sought to structure our executive incentive compensation awards so that they qualified as performance-based compensation exempt from the Section 162(m) deduction limitation where doing so was consistent with our compensation objectives, but it reserved the right to award nondeductible compensation and often did so.  Our compensation committee continues to evaluate the changes to Section 162(m) and their significance to our compensation programs, but in any event its primary focus in its compensation decisions will remain on most productively furthering our business objectives and not on whether compensation is deductible. Our compensation committee has not at this time made any significant changes to our executive compensation program in response to the tax code changes.
Non-qualified deferred compensation. A more detailed discussion of our non-qualified deferred compensation program is provided under the heading “Non-qualified deferred compensation for 2017.”
Employment agreements. We do not have contracts with any of our NEOs governing the terms of their employment, but three have key employee contracts that address their rights in the limited event of a change of control of the company. Additional information regarding those contracts is contained in the discussion under the heading “Potential payments on termination or change in control.”

SUMMARY COMPENSATION TABLE FOR 2017
The following table sets forth information regarding the compensation paid, distributed, or earned by or for our NEOs for the stated fiscal years.

SUMMARY COMPENSATION TABLE
Name and Principal Position (1)	Year	Salary ($) (2)	Bonus ($) (2) (3)	Stock Awards ($) (4)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston, President and CEO	2017	780,500	376,209	2,657,873	-	340,163	-	26,454	4,181,199
	2016	761,500	190,375	374,264	-	257,494	-	26,103	1,609,736
	2015	861,500	-	3,329,604	-	-	-	26,103	4,217,207
David T. Merrill, COO and former CFO	2017	481,036	171,696	1,147,684	-	155,244	-	34,525	1,990,185
	2016	452,300	79,153	161,607	-	107,059	-	34,424	834,543
	2015	452,300	-	1,437,740	-	-	-	34,727	1,924,767
Mark E. Schell, Sr. V.P., Secretary, and General Counsel	2017	463,600	154,980	1,147,684	-	140,131	-	27,376	1,933,771
	2016	452,300	79,153	161,607	-	107,059	-	27,015	827,134
	2015	452,300	-	1,437,740	-	-	-	27,015	1,917,055
John H. Cromling, Executive V.P. - Drilling	2017	417,300	125,834	1,147,684	-	115,604	-	32,144	1,838,566
	2016	420,262	71,237	161,607	-	96,353	-	29,679	779,138
	2015	452,300	-	1,437,740	-	-	-	31,471	1,921,511
Frank Q. Young, Executive V.P. - E&P	2017	405,350	139,046	873,505	-	127,322	-	24,954	1,570,177
G. Les Austin Sr. V.P. and CFO	2017	34,551	-	203,900	-	-	-	567	239,018
Notes to table:

(1)
David Merrill served as Chief Financial Officer from January 1 to November 27, 2017, and he was promoted to Chief Operating Officer effective August 28, 2017. G. Les Austin was appointed to replace Mr. Merrill as Chief Financial Officer effective November 27, 2017. Frank Young assumed the position of Executive Vice President of our exploration and production segment effective April 1, 2017.

(2)
Compensation deferred at the election of an executive is included in the year earned. Salary stated for Mr. Austin reflects payment from November 27, 2017 through December 31, 2017 based on an annual salary of $350,000 per year.

(3)
Amounts in column (d) reflect the bonus amount earned in the year without regard to when those amounts were actually paid, and do not include amounts, if any, earned in prior years but paid in the stated year. All amounts listed were awarded and paid during the subsequent fiscal year, but are compensation for the year listed, and were paid at the discretion of the compensation committee in view of its subjective assessment of performance.

(4)
For 2017, the amounts included in the “Stock Awards” column for the performance-based awards ($1,628,682 for Mr. Pinkston, $703,297 for Messrs. Schell, Merrill, and Cromling, and $535,265 for Mr. Young) are the aggregate grant date fair value of these awards based on a probability analysis projecting a 111% payout for above-target performance on the TSR award for performance at the 63.3 percentile of the peer group and 100% payout on the CFTA award for target performance at the 60th percentile of the peer group, as computed in accordance with FASB ASC Topic 718 “Stock Compensation,” which excludes the effect of estimated forfeitures. For a discussion of the valuation assumptions used in calculating these values for 2017, see Notes 2 and 11 to our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2017. The amount shown does not represent amounts paid to the NEOs. If performance had been at its highest level, the award payout for the performance-based component of the restricted stock awards included in the “Stock Awards” column would be at 200% for 2017 and 2016 and 150% for 2015, and would be as follows:

Name	2017	2016	2015
Larry D. Pinkston	$3,087,547	$629,944	$2,497,177
David T. Merrill	$1,333,266	$272,023	$1,078,306
Mark E. Schell	$1,333,266	$272,023	$1,078,306
John H. Cromling	$1,333,266	$272,023	$1,078,306
Frank Q. Young	$1,014,720	N/A	N/A
G. Les Austin	-	N/A	N/A

(5)	Reflects component of cash bonuses paid based on objective performance metrics set in advance by the compensation committee under the company’s Stock and Incentive Compensation Plan.

(6)	We do not provide for preferential or above-market earnings on deferred compensation.

(7)	The table below shows the components of this column:

Name	Year	401(k) Match for stated Plan year ($) *	Personal Car Allowance ($)	Club Membership ($)	Total “All Other Compensation” ($)
Larry D. Pinkston	2017	18,954	7,500	-	26,454
	2016	18,603	7,500	-	26,103
	2015	18,603	7,500	-	26,103
David T. Merrill	2017	18,954	6,000	9,571	34,525
	2016	18,603	6,000	9,821	34,424
	2015	18,603	6,000	10,124	34,727
Mark E. Schell	2017	18,954	7,500	922	27,376
	2016	18,603	7,500	912	27,015
	2015	18,603	7,500	912	27,015
John H. Cromling	2017	18,954	4,431 **	8,759	32,144
	2016	18,603	2,496 **	8,580	29,679
	2015	18,603	4,542 **	8,326	31,471
Frank Q. Young	2017	18,954	6,000	-	24,954
G. Les Austin	2017	-	567	-	567

*	Match is made in shares of our common stock.

**	Represents imputed income attributable to Mr. Cromling’s use of a company vehicle.

GRANT OF PLAN-BASED AWARDS FOR 2017
In 2017, the NEOs received the following plan-based awards:

GRANTS OF PLAN-BASED AWARDS FOR 2017
Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
			Threshold ($)	Target ($)	Maxi-mum ($)	Thresh- old (# shares)	Target (# shares)	Maxi- mum (# shares)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Larry D. Pinkston	2/21/17	2/21/17				29,327	58,654	117,308				1,628,682
	2/21/17	2/21/17							39,103			1,029,191
			120,978	241,955	483,910
David T. Merrill	2/21/17	2/21/17				12,664	25,328	50,656				703,297
	2/21/17	2/21/17							16,884			444,387
			55,212	110,424	220,848
Mark E. Schell	2/21/17	2/21/17				12,664	25,328	50,656				703,297
	2/21/17	2/21/17							16,884			444,387
			49,837	99,674	199,348
John H. Cromling	2/21/17	2/21/17				12,664	25,328	50,656				703,297
	2/21/17	2/21/17							16,884			444,387
			44,860	89,720	179,439
Frank Q. Young	4/1/17	2/21/17				10,500	21,000	42,000				535,265
	4/1/17	2/21/17							14,000			338,240
			44,075	88,150	176,300
G. Les Austin	11/27/17	10/17/17							10,000			203,900
Notes to table:

(1)
Reflects threshold, target, and maximum payout levels possible for each NEO (other than Mr. Austin, who was hired November 27, 2017 and did not participate in the 2017 bonus program) on the non-discretionary component of the 2017 short-term incentive award (the financial performance and scorecard awards) if certain performance objectives were achieved between January 1, 2017 and December 31, 2017. Actual awards were paid in March 2018, and were: for Mr. Pinkston, $340,163 (140.6% of target); for Mr. Merrill, $155,244 (140.6% of target); for Mr. Schell, $140,131 (140.6% of target); for Mr. Cromling, $115,604 (128.9% of target); for Mr. Young, $127,322 (144.4% of target), all as further detailed in the tables beginning on page 28.

(2)
Reflects threshold, target, and maximum vesting levels for performance-based restricted stock granted under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. Actual vesting amounts will be determined based on performance outcomes during the three-year performance period that ends February 21, 2020. Half of the stated amount (the “CFTA Award”) will vest in annual increments in each of 2018, 2019, and 2020 in amounts determined based on the company’s cash-flow-to-assets ratio relative to the cash-flow-to-assets ratios of the companies in the 2017 peer group for each of those years. The other half of the stated amount (the “TSR Award”) will vest based on the company’s three-year TSR relative to the three-year TSR of the companies in the 2017 peer group. For both the CFTA Award and the TSR Award, Threshold payout requires performance at the 40th percentile, Target payout requires performance at the 60th percentile, and Maximum payout requires performance at the 90th percentile of the 2017 peer group. Performance between levels will be determined based on interpolation for both the CFTA Award and the TSR Award. For additional details on how the cash-flow-to-assets ratio and TSR are calculated for these purposes, see “2017 long-term incentive awards,” beginning on page 22.

(3)
Represents time-vested shares of restricted stock granted under the Second Amended and Restated Stock and Incentive Compensation Plan. Shares will vest in three equal annual installments on March 9th of each year 2018 through 2020.

(4)
Grant date fair value of the performance-based restricted stock awards granted February 21, 2017, as follows: for the CFTA Award, reflects vesting at 100% of target level for performance at the 60th percentile of the peer group, and for the TSR Award reflects vesting at 111% of target for above-target vesting at the 63.3 percentile of the 2017 peer group, both based on probable outcome of performance conditions on date of grant as determined under FASB ASC 718.

For 2017, 35.8% of our NEOs’ total compensation consisted of salaries and annual bonuses and 63.6% consisted of restricted stock awards. For 2016, 81.2% of our NEOs’ total compensation consisted of salaries and annual bonuses and 18.8% consisted of restricted stock awards. Our NEOs received no bonuses (either performance-based or discretionary) for 2015, so for 2015, 22.7% of our NEOs’ total compensation consisted of salaries and 77.3% consisted of restricted stock awards.
Of the 269,393 shares of restricted stock granted to all our NEOs in 2017, 155,638 shares are subject to performance-based conditions (calculated assuming that vesting occurs at the Target level), and the remaining 113,755 shares are subject to the condition that the recipient must be employed with us on the vesting date to receive the shares. If a change-in-control occurs, any unvested shares immediately vest in the recipient. The recipient of each restricted stock award has the rights of a holder of shares of our common stock, including the right to vote those shares and to receive any cash dividends paid on them. The compensation committee may, however, determine that cash dividends be automatically reinvested in additional shares which become shares of restricted stock and have the same restrictions and other terms of the award. To date, we have not issued dividends on our common stock.
Amounts realizable from prior compensation did not affect the awards set forth above. There was no repricing involved regarding any outstanding equity-based award or option.
OUTSTANDING EQUITY AWARDS AT END OF 2017
This table shows outstanding equity awards at December 31, 2017 for each of the NEOs:

OUTSTANDING EQUITY AWARDS AT END OF 2017
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Larry D. Pinkston						81,464	1,792,208	230,461	5,070,142
David T. Merrill						35,175	773,850	99,517	2,189,374
Mark E. Schell						35,175	773,850	99,517	2,189,374
John H. Cromling						35,175	773,850	99,517	2,189,374
Frank Q. Young						30,999	681,978	30,825	678,150
G. Les Austin						10,000	220,000	-	-
Notes to table:

(1)
Vesting dates for unvested time-vesting restricted stock and unvested and unearned performance-based restricted stock are shown in the table that follows. The number of shares of performance-based restricted stock shown to vest on March 9, 2018 reflects actual payout at 176.8% of target for performance at the 69.2 percentile of the 2016 peer group (excluding Basic Energy Services, Inc. and Ultra Petroleum Corp. due to their respective bankruptcies) on the second installment of the 2016 CFTA award, actual payout at 130.7% of target for performance at the 69.2 percentile of the 2017 peer group on the first installment of the 2017 CFTA award, and actual payout at 100% of target for performance at the 60th percentile of the 2015 peer group for the 2015 TSR award; the number of shares of performance-based restricted stock shown to vest on March 9, 2019, reflects projected payout at 200% of target for performance at the 75th percentile of the peer group on the third installment of the 2016 CFTA award, projected payout at 150% of target for performance at the 75th percentile of the peer group on the second installment of the 2017 CFTA award, and projected payout at 200% of target for performance at the 100th percentile of the peer group for the 2016 TSR award; and the number of shares of performance-based restricted stock shown to vest on March 9, 2020 reflects projected payout at 150% of target for performance at the 75th percentile of the peer group on the third installment of the 2017 CFTA award and at 150% of target for performance at the 75th percentile of the peer group for the 2017 TSR award.

	Unvested Restricted Stock		Unvested and Unearned Performance-based Restricted Stock
Name	# Shares	Vesting Date	# Shares	Vesting Date
Larry D. Pinkston	42,362	3/9/18	78,939	3/9/18
	26,068	3/9/19	92,868	3/9/19
	13,034	3/9/20	58,654	3/9/20
David T. Merrill	18,291	3/9/18	34,087	3/9/18
	11,256	3/9/19	40,102	3/9/19
	5,628	3/9/20	25,328	3/9/20
Mark E. Schell	18,291	3/9/18	34,087	3/9/18
	11,256	3/9/19	40,102	3/9/19
	5,628	3/9/20	25,328	3/9/20
John H. Cromling	18,291	3/9/18	34,087	3/9/18
	11,256	3/9/19	40,102	3/9/19
	5,628	3/9/20	25,328	3/9/20
Frank Q. Young	16,000	3/9/18	4,575	3/9/18
	10,333	3/9/19	5,250	3/9/19
	4,666	3/9/20	21,000	3/9/20
G. Les Austin	3,334	11/27/18	-	-
	3,333	11/27/19	-	-
	3,333	11/27/20	-	-

(2)	Market value is determined based on a market value of our common stock of $22.00, the closing price of our common stock on the NYSE on December 29, 2017, the last trading day of the year.
OPTION EXERCISES AND STOCK VESTED TABLE FOR 2017
The table below shows information regarding options and stock awards exercised and vested, respectively, for the NEOs in 2017:

OPTION EXERCISES AND STOCK VESTED FOR 2017
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Larry D. Pinkston	-	-	83,952	1,855,028
David T. Merrill	-	-	36,286	801,788
Mark E. Schell	-	-	36,286	801,788
John H. Cromling	-	-	36,286	801,788
Frank Q. Young	-	-	18,504	409,177
G. Les Austin	-	-	-	-
Notes to table:

(1)
For NEOs other than Mr. Austin, includes the first installment of the 2017 CFTA award. For the NEOs other than Messrs. Austin and Young, includes the second installment of the 2016 CFTA award. Both awards vested in March 2018 based on fiscal year 2017 performance results.

(2)
Value realized equals fair market value of the stock on the date of vesting times the number of shares acquired. For purposes of calculating the value of the 2016 and 2017 CFTA award installments, the vesting date is deemed to be the last day of the performance period or December 31, 2017.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2017
We permit the NEOs and certain other employees to elect to receive a portion of their compensation on a deferred basis under our salary deferral plan (an unsecured, non-qualified, deferred compensation plan).
Under this plan, each participant may elect to defer up to 100% of his or her salary and any cash bonuses he or she may have earned. Deferrals (including earnings) are credited with investment gains and losses until the amounts are paid out. Account balances are deemed invested in phantom investments selected by the executive from an array of investment options that are similar to the funds in our 401(k) plan, subject to restrictions established by the plan administrator. To date, we have not provided matching contributions under this plan.
At the participant’s election, the plan balance may be paid as a lump sum or annual installments over a period of up to 10 years, or in monthly installments for a period of up to five years. Despite the foregoing, a participant may elect to receive a lump sum distribution from the plan in the event of certain severe financial hardships. The amount of any hardship distribution may not exceed the amount necessary to satisfy the hardship.
The following table shows the NEOs’ contributions, earnings and account balances in our non-qualified plan as of December 31, 2017.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2017
Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of Last Fiscal Year (1) (3) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Larry D. Pinkston	-	-	37,459	-	1,231,132
David T. Merrill	-	-	77,326	-	382,891
Mark E. Schell	-	18,544	175,514	-	930,058
John H. Cromling	-	-	-	-	-
Frank Q. Young	-	-	31,647	-	235,179
G. Les Austin	-	-	-	-	-
Notes to table:

(1)
Only Mr. Schell contributed to the non-qualified deferred compensation plan in 2017. Column (b) amounts are those designated by the NEOs for deferral from 2017 compensation to their respective non-qualified deferred compensation accounts. Amounts that appear in both the Non-Qualified Deferred Compensation Table for 2017 and the Summary Compensation Table for 2017 are set forth in the table below. The table below also quantifies the amounts in the “Aggregate Balance” column (column (f) above)) that represent salary or bonus reported in the Summary Compensation Tables for proxy statements in prior years.

Name	Amount included in both Non-qualified Deferred Compensation Table and Summary Compensation Table for Last Completed Fiscal Year ($)	Amount included in Non-qualified Deferred Compensation Table previously reported in prior years’ Summary Compensation Tables ($)
Larry D. Pinkston	-	706,831
David T. Merrill	-	155,642
Mark E. Schell	18,544	286,842
John H. Cromling	-	-
Frank Q. Young	-	-
G. Les Austin	-	-

(2)	We do not make contributions to our non-qualified deferral plan.

(3)
The aggregate balances represent 2017 executive contributions and associated earnings, as well as amounts that the NEOs earned but elected to defer, plus earnings or losses from prior years’ participation in this plan.

CEO PAY RATIO DISCLOSURE
Mr. Pinkston, our CEO, had annual total compensation for 2017 of $4,181,199 as reflected in the Summary Compensation Table included in this proxy statement. Our median employee’s annual total compensation for 2017 was $91,472. As a result, we estimate that Mr. Pinkston’s 2017 annual total compensation was approximately 45.7 times that of our median employee. We identified the median employee as of December 31, 2017, by calculating the total annual compensation for all employees using full fiscal year salary, 2017 stock awards valued on the grant date, bonuses paid during fiscal year 2017, and “other compensation” data such as perquisites and company 401(k) thrift plan matches.
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The discussion below summarizes the plans and contracts under which our NEOs would be entitled to certain compensation if that executive’s employment terminates.
Single-trigger provisions in the plans apply equally to all salaried full-time employees, including all of our NEOs (see Separation Benefit Plan and Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan, as described below). The key employee contracts that apply to three of our NEOs contain double-trigger provisions. It is our belief that our plans’ change-in-control provisions benefit the company by enhancing the quality and stability of our workforce, as those benefits serve as incentives to our employees to remain with the company. The single-trigger provision in the broader-based plans should avoid the potential ambiguity or confusion that might result on the part of the participants in those plans should a change in control occur. Given the involvement and position of the three individuals under the key employee contracts, it is believed that they are in a better position to monitor and evaluate the implementation of the second trigger mechanism during the relevant period after a change in control.
The amounts actually paid out can only be determined on the NEO’s separation from service, and may well be different than the figures set forth below. This discussion is qualified entirely by the applicable plan documents.
SEPARATION BENEFIT PLAN
On December 20, 1996, effective as of January 1, 1997, our board adopted the Separation Benefit Plan of Unit Corporation and Participating Subsidiaries. This plan is generally applicable to all of our full-time salaried employees and to the salaried employees of our subsidiaries, who have been with their employer for at least one year. Subject to the terms of the plan, any eligible employee whose employment is terminated may receive a separation benefit in an amount calculated by dividing the eligible employee’s highest annual base salary in effect during the five-year period before the employee’s separation by 52 to determine a weekly separation benefit amount. The number of weekly separation benefit payments then payable to an eligible employee is calculated based on the employee’s years of service under a schedule in the plan. Employees who voluntarily leave their employment are not entitled to receive a separation benefit unless they have completed at least 20 years of service. Any eligible employee who has completed 20 years of service or more is vested in his or her separation benefit, subject to fulfilling the other requirements of the plan. Separation benefit payments are limited to a maximum of 104 weekly payments. The plan also provides that, unless otherwise provided by our board before a change in control of the company, as defined in the plan, all eligible employees vest in their separation benefit as of the date of the change in control based on their years of service. As a condition to receiving the separation benefits, employees must sign a separation agreement waiving certain claims the employee may have against the company or its subsidiaries.
This table identifies the amounts due to each of our NEOs if those amounts were determined as of December 31, 2017.

Estimated Benefit Amounts as of December 31, 2017
Name	Amount Due Under Plan($) *
Larry D. Pinkston	1,723,000
David T. Merrill	553,108
Mark E. Schell	927,200
John H. Cromling	695,846
Frank Q. Young	315,385
G. Les Austin	-

*	Assumes for this disclosure only that the amount shown has either vested under the plan or that a change in control of the company (as defined in the plan) has occurred.

CHANGE-IN-CONTROL ARRANGEMENTS
Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan. Unless the successor company assumes or replaces them (and there is no termination of employment within twelve months of a change of control), the restricted shares of stock and the stock appreciation rights awarded under the Second Amended and Restated Unit Corporation Stock and Incentive Compensation Plan vest immediately if a change in control of the company occurs. Under that plan, a change in control is generally defined as:

(1)
Any individual, entity or group acquiring beneficial ownership of 20% or more of either the outstanding shares of the company’s common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors;

(2)
Individuals who constitute the board on the date thereof ceasing to constitute a majority of the board (provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board);

(3)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all the assets of the company or acquiring assets of another entity, unless following the business combination:

•
all or substantially all the beneficial owners of the company’s then outstanding common stock before the business combination own over 70% of the outstanding common stock of the company resulting from the business combination;

•	no person, entity or group owns 25% or more of the outstanding voting securities of the company resulting from the business combination; and

•	at least a majority of the board of the company resulting from the business combination were members of the company’s board before the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.
Key Employee Contracts. We have entered into key employee change-in-control contracts with Messrs. Pinkston, Schell, and Merrill. These contracts have an initial three-year term automatically extended for one year on each anniversary, unless a notice not to extend is given by us. If a change in control of the company (as defined below) occurs during the term of the contract, then the contract becomes operative for a fixed three-year period. The contracts generally provide that the executive’s terms and conditions of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change in control. If the executive’s employment is terminated by the company (other than for cause, death, or disability), the executive terminates for good reason during the three-year period, or the executive terminates employment during the 30-day period following the first anniversary of the change in control, and on certain terminations before a change in control or in connection with or in anticipation of a change in control, the executive is generally entitled to receive the following from the company in a lump sum:

•	earned but unpaid compensation;

•	up to three times the executive’s base salary plus annual bonus (based on historic annual bonus); and

•	the company matching contributions that would have been made had the executive continued to participate in the company’s 401(k) plan for up to an additional three years.
In addition, the contract provides for a continuation of various medical, dental, disability and life insurance plans for a period of up to three years, outplacement services and the payment of all legal fees and expenses incurred by the executive in enforcing any right or benefit provided by the contract. The contract provides that the executive will receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under the Internal Revenue Code. As a condition to receipt of these severance benefits, the executive must remain in the employ of the company and render services commensurate with his position. The executive must also agree to retain in confidence any and all confidential information known to him about the company and its business if the information is not otherwise publicly disclosed. As of this proxy statement, no amounts have been paid under these contracts.
For these contracts, a change in control is generally defined as:

(1)
Any individual, entity or group acquiring beneficial ownership of 15% or more of either the outstanding shares of the company’s common stock or the combined voting power of the outstanding voting securities of the company entitled to vote generally for the election of directors;

(2)
Individuals who constitute the board on the date thereof cease to constitute a majority of the board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date thereof will be deemed a member of the incumbent board;

(3)
Approval by our stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the company or acquiring assets of another entity, unless following the business combination:

•
all or substantially all of the beneficial owners of our outstanding common stock before the business combination own over 60% of the outstanding common stock of the corporation resulting from the business combination;

•	no person, entity or group owns 15% or more of the outstanding voting securities of the corporation resulting from the business combination; and

•	at least a majority of the board of the company resulting from the business combination were members of the company’s board prior to the business combination; or

(4)	Approval by our stockholders of a complete liquidation or dissolution of the company.
PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL TABLE
This table sets forth quantitative information regarding potential payments to be made to our NEOs or their beneficiaries on termination under various circumstances, assuming termination on December 31, 2017. The potential payments are based on the plans maintained by us and the negotiated contractual terms of certain agreements we have made with some of the NEOs. For a more detailed description, see the discussion of each plan and agreement above. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive. Actual amounts would only be known when they would become due under the plan(s) or agreement. The amounts in the table below are additional to each of the NEO’s deferred compensation noted in the “Non-Qualified Deferred Compensation Table” on page 38.

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
Larry D. Pinkston
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	2,341,500	-
Bonus under contract formula (1)	-	-	-	-	-	2,552,100	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	55,809	-
Health Insurance (2)	-	-	-	-	-	31,271	-
Disability Insurance (2)	-	-	-	-	-	1,845	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (3)	5,233,228	-	5,233,228	-	-	5,233,228	5,233,228
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	1,723,000	1,723,000	-	-	1,723,000	1,723,000	1,723,000
	6,956,228	1,723,000	5,233,228	-	1,723,000	11,968,753	6,956,228

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
David T. Merrill
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	1,540,800	-
Bonus under contract formula (1)	-	-	-	-	-	975,000	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	55,809	-
Health Insurance (2)	-	-	-	-	-	35,430	-
Disability Insurance (2)	-	-	-	-	-	1,845	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (3)	2,259,730	-	2,259,730	-	-	2,259,730	2,259,730
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	553,108	-	-	-	553,108	553,108	553,108
	2,812,838	-	2,259,730	-	553,108	5,451,722	2,812,838
Mark E. Schell
Key Employee Contract Payments:
Salary under contract formula (1)	-	-	-	-	-	1,390,800	-
Bonus under contract formula (1)	-	-	-	-	-	975,000	-
Previously-earned but unpaid bonus amounts	-	-	-	-	-	-	-
Tax Gross-up	-	-	-	-	-	-	-
36 months 401(k) company match	-	-	-	-	-	55,809	-
Health Insurance (2)	-	-	-	-	-	50,221	-
Disability Insurance (2)	-	-	-	-	-	1,845	-
Outplacement Services	-	-	-	-	-	30,000	-
Stock Awards (3)	2,259,730	-	2,259,730	-	-	2,259,730	2,259,730
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	927,200	927,200	-	-	927,200	927,200	927,200
	3,186,930	927,200	2,259,730	-	927,200	5,690,605	3,186,930
John H. Cromling
Stock Awards (3)	2,259,730	-	2,259,730	-	-	2,259,730	2,259,730
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	695,846	695,846	-	-	695,846	695,846	695,846
	2,955,576	695,846	2,259,730	-	695,846	2,955,576	2,955,576

TYPE OF TRIGGERING EVENT
Named Executive Officer	Death or Disability $	Voluntary Termination or Retirement $	Change in Control Without Termination $	Termination by Company for Cause $	Termination by Company Without Cause Unrelated to Change in Control $	Termination by Company or by Executive for Good Reason After Change in Control $	Termination by Executive Without Good Reason After Change in Control $
Frank Q. Young
Stock Awards (3)	1,019,326	-	1,019,326	-	-	1,019,326	1,019,326
Option and SARs Awards	-	-	-	-	-	-	-
Separation Benefit Plan Payment	315,385	-	-	-	315,385	315,385	315,385
	1,334,711	-	1,019,326	-	315,385	1,334,711	1,334,711
G. Les Austin
Stock Awards (3)	220,000	-	220,000	-	-	220,000	220,000
Separation Benefit Plan Payment	-	-	-	-	-	-	-
	220,000	-	220,000	-	-	220,000	220,000
Notes to table:

(1)
It is assumed for purposes of these calculations that all year-to-date accrued salary, bonus and vacation pay is current as of December 31, 2017. This calculation represents the product of three and the sum of:

(i)	the executive officer’s annual base salary, as defined, and

(ii)	the highest annual bonus (as determined under the agreement).

(2)
The amount for health and disability coverage was determined by assuming that the rate of cost increases for coverage equals the discount rate applicable to reduce the amount to present value as of December 31, 2017.

(3)
The value of restricted stock assumes a fair market value for our common stock of $22.00, the closing price of our common stock on the NYSE on December 29, 2017, the last trading day of the year. All performance-based restricted stock has been assumed to vest at target.

RELATED PERSON TRANSACTIONS

OUR RELATED PERSON TRANSACTION POLICY
Our board has adopted a policy and procedures for the review, approval, or ratification of related person transactions (as defined below) which is set forth in our Policy and Procedures with Respect to Related Person Transactions (the “Policy”).
Under the Policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than (1) transactions in which the amount involved does not exceed $120,000, (2) transactions available to employees generally, or (3) transactions involving compensation approved by the board’s compensation committee.
Under the Policy, a “related person” means (1) any person who is, or since the beginning of the company’s last fiscal year was, a director or executive officer of the company or a nominee to become a director of the company, (2) any person who is known to be the beneficial owner of over 5% of our voting securities, (3) any immediate family member of any of the above persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or over 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or over 5% beneficial owner, and (4) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater ownership or economic interest.
Our audit committee is responsible for reviewing and approving (or prohibiting) any transaction determined by our general counsel to constitute a related person transaction. The audit committee will consider the relevant facts and circumstances available to it, including (if applicable) but not limited to (1) the benefits to the company, (2) the impact on a director’s independence if the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, (3) the availability of other sources for comparable products or services, (4) the terms of the transaction, and (5) the terms available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related person transaction regarding which such member or any of his or her immediate family members is the related person. The audit committee will approve only those related person transactions in, or are not inconsistent with, the best interests of the company and its stockholders, as the audit committee determines in good faith.
CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS, NOMINEES FOR DIRECTOR AND THEIR ASSOCIATES
Director G. Bailey Peyton IV serves as Manager and 99.5% owner of Peyton Royalties, LP, a family-controlled limited partnership that owns royalty rights in oil and gas wells in several states. The company, through its oil and natural gas segment, and in the ordinary course of business, paid royalties, revenues, or lease bonuses to this entity during 2016, primarily due to its status as successor in interest under prior transactions and as operator of the wells involved and, sometimes, as lessee, of certain wells in which Mr. Peyton, members of his family, and Peyton Royalties, LP, have an interest. Total royalty, revenues, and lease bonus payments to those entities during 2017 were approximately $707,399, $8,539 of which was paid to Mr. Peyton personally, and the remainder of which was paid to Mr. Peyton’s family-controlled business. The transactions have been ratified and approved by the audit committee and the board.
REPORT OF THE AUDIT COMMITTEE

The SEC rules require that we include in our proxy statement a report from the board’s audit committee. This report concerns that committee’s activities regarding oversight of our financial reporting and auditing process.
The audit committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.
In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our annual report on Form 10-K for 2017 with our management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as required to be discussed with the committee under generally-accepted auditing standards, including matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB). The committee has discussed with the independent registered public accounting firm the auditors’ independence from management, including the implications of the SEC regulations regarding non-audit services by the independent registered public accounting firm and determined that the non-audit services were not inconsistent with the independent registered public accounting firm’s status as an independent registered public accounting firm. In addition, the committee received the written disclosures and letter from the independent registered public accounting firm required by PCAOB Rule 3526.
The committee also reviewed the report of management in our annual report on Form 10-K for the year 2017 filed with the SEC, and PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm (included in our annual report on Form 10-K). This report related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.
Based on review and discussions with management and the independent registered public accounting firm, the committee recommended to the board that the company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. The committee also discussed the interim financial information in each quarterly earnings announcement and Form 10-Q with our chief financial officer and independent registered public accounting firm before public release.
The board and the audit committee believe that the audit committee’s member composition satisfies the rule of the NYSE that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NYSE rules. Each member of the committee is financially literate, knowledgeable, and qualified to review financial statements. For additional information on the qualifications and business experience of our audit committee members, see the entries for the individual committee members in the biographical information section that begins on page 46. The board has determined that Steven B. Hildebrand, Gary R. Christopher, Larry C. Payne, and Carla S. Mashinski qualify as “audit committee financial experts” under the rules of the SEC. During the year 2017, the committee met ten times. See “Audit Committee” that begins on page 9 and our audit committee charter posted on our website at http://www.unitcorp.com/investor/governance.html for additional information about the role of our audit committee.

Members of the Audit Committee:
Steven B. Hildebrand – Chair
William B. Morgan
Gary R. Christopher
Larry C. Payne
Carla S. Mashinski
J. Michael Adcock (joined the committee October 17, 2017)
PRINCIPAL ACCOUNTANT FEES AND SERVICES

At its February 2018 meeting, the audit committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
FEES INCURRED FOR PRICEWATERHOUSECOOPERS LLP
This table shows the fees for professional audit services provided by PricewaterhouseCoopers LLP for the audit of the company’s annual financial statements for the years ended December 31, 2017 and 2016, and fees billed for other services during those years.

Type of Service	2017 ($)	2016 ($)
Audit Fees (1)	784,000	792,500
Audit-Related Fees (2)	195,000	78,500
Tax Fees (3)	7,500	7,900
All Other Fees (4)	94,500	-
Total	1,081,000	878,900
Notes to table:

(1)
Audit fees represent fees for professional services for the audit of our financial statements and review of our quarterly financial statements and audit services provided for the issuance of consents and assistance with review of documents filed with the SEC.

(2)
Audit-related fees consisted primarily of services provided for implementation of the company’s new enterprise resource planning system (“ERP”). For 2017 and 2016, fees of $110,000 and $50,000, respectively, were incurred for ERP implementation review. During 2017, we also incurred $80,000 in fees for reviews of transactions and revenue recognition.

(3)	For tax compliance fees.

(4)	For fees related to providing comfort letters.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR
Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Before incurring the following, management will submit to the audit committee for approval a list of services and related fees expected to be rendered by our independent registered public accounting firm during that year within these four categories of services:

(1)
Audit services include audit work performed on the financial statements, internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and reporting standards.

(2)
Audit-related services are for assurance and related services traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)
Tax services include all services, except those services specifically related to the audit of the financial statements performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

(4)	Other Fees are those associated with services not captured in the other categories. We rarely request these services from the independent registered public accounting firm.

The audit committee pre-approves the independent registered public accounting firm’s services within each category. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances (subject to certain de minimus exceptions), the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.
The audit committee may (and has at various times in the past) delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

These directors (none of whom was or had been an officer or employee of the company or any of its subsidiaries) served on the compensation committee during the full course of fiscal year 2017: Carla S. Mashinski, William B. Morgan, Steven B. Hildebrand, and Gary R. Christopher. J. Michael Adcock (never an officer or employee of the company or any of its subsidiaries) was added as a member of the committee effective October 17, 2017. There were no related party transactions between Ms. Mashinski or Messrs. Adcock, Morgan, Hildebrand or Christopher or their affiliated companies and the company or its subsidiaries during 2017. There were no committee interlocks with other companies within the meaning of the SEC’s rules during 2017.
ITEMS TO BE VOTED ON

ITEM 1:	ELECTION OF DIRECTORS
Item 1 is the election of two directors to the board. Our Amended and Restated Certificate of Incorporation provides that the number of directors on our board may not be less than three nor over ten. Our board currently is composed of nine members. It is divided into three classes each serving for a three-year term. Classes I and II consist of three directors, although there is a vacancy in Class I, and Class III consists of four directors. At each annual meeting, the term of one class expires. The term of service for those named directors serving in Class I expires at this meeting. With respect to the vacancy in Class I, our bylaws provide that any board vacancies may be filled by the affirmative vote of a majority of the remaining directors. The nominating and governance committee and the board have not yet identified anyone to fill the vacancy. Accordingly, the accompanying proxy solicits your vote for only two directors. We know of no reason any nominee may not serve as a director. If any nominee cannot serve, your proxy may vote for another nominee proposed by the board, or the board may reduce the number of directors to be elected. Each director named on the ballot for election has agreed to serve if elected, and to be named in this proxy statement. If any director resigns, dies, or cannot serve out his or her term, or the board increases the number of directors, the board may fill the vacancy or elect the new director.
The board of directors unanimously recommends that you vote FOR each of:
Robert J. Sullivan Jr.
Gary R. Christopher

Nominees for Director
Terms Expiring at 2018 Annual Meeting (Class I)	Robert J. Sullivan Jr. Age 72 Director since 2005 Committees: Nominating & Governance

Mr. Sullivan is, and since 1975 has been, a Principal with Sullivan and Company LLC, a family-owned independent oil and natural gas exploration and production company founded in 1958, and he has served as a manager of that company since approximately 1995. He is also the Founder (1989) of Lumen Energy Corporation, serving as its Chairman and CEO from inception to the time of its sale in 2004. Mr. Sullivan was appointed to Oklahoma Governor Frank Keating’s Cabinet as Secretary of Energy in March 2002. He received a BBA from the University of Notre Dame, and a MBA from the University of Michigan.

Attributes, experience and qualifications for board and committee service: extensive energy industry expertise; entrepreneurial expertise in founding and operating a 3D seismic company and a midstream natural gas transportation company.

Gary R. Christopher Age 68 Director since 2005 Committees: Audit Compensation

Mr. Christopher is engaged in personal investments and consulting and has been for more than five years. From August 1999 to January 2004, he served as President and CEO of PetroCorp Incorporated (a public oil and natural gas exploration company), and from March 1996 to August 1999 he served as the Acquisition Coordinator of Kaiser-Francis Oil Company. His other past professional experience includes serving as Vice President of Acquisitions for Indian Wells Oil Company, Senior Vice President and Manager of the Energy Lending Division of First National Bank of Tulsa and from 1991 to 1996 Senior Vice President and Manager of Energy Lending for Bank of Oklahoma. Previous to that, Mr. Christopher worked for Amerada Hess Corporation as a Reservoir Engineer and for Texaco, Inc. as a Production Engineer. Mr. Christopher is a member of the Society of Petroleum Engineers and the Oklahoma Independent Petroleum Association. He received a B.S. degree in Petroleum Engineering from the University of Missouri at Rolla (now referred to as Missouri University of Science and Technology). Mr. Christopher is a past Director of the Petroleum Club of Tulsa, Middle Bay Oil Company, Three Tech Energy, and PetroCorp Incorporated. He currently serves as an advisory director of Commerce Bank, Tulsa, part of Commerce Bancshares (Nasdaq: CBSH).

Attributes, experience and qualifications for board and committee service: lengthy tenure in the energy industry; diversity of expertise based on experience as a drilling engineer, production engineer, reservoir engineer, acquisitions adviser (ability to identify and analyze potential business acquisitions for the company), and energy lending professional (knowledge of energy lending practices); executive leadership experience as chief executive of a publicly-traded oil and natural gas company.

Continuing Directors
Terms expiring at 2019 annual meeting (Class II)	William B. Morgan Age 73 Director since 1988 Committees: Nominating & Governance (Chair) Audit Compensation

Mr. Morgan is engaged in personal investments and has been since he retired in June 2007 from his position as Executive Vice President and General Counsel of St. John Health System, Inc., Tulsa, Oklahoma, where he was also President of its principal for-profit subsidiary Utica Services, Inc., positions he had held since 1995. He currently serves as an Arbitrator for the Financial Industry Regulatory Authority (FINRA) and has done so on an a part-time basis for more than five years. Prior to joining St. John, Mr. Morgan was engaged in the private practice of law at the Tulsa, Oklahoma firm of Doerner, Saunders, Daniel & Anderson, and he served as an adjunct law professor at the University of Tulsa, where he taught securities law. In 1968 and 1969, Mr. Morgan served as a United States Army Officer in Vietnam. He has an undergraduate degree from Muhlenberg College, Allentown, Pennsylvania and a juris doctorate from the University of Tulsa College of Law.

Attributes, experience, and qualifications for board and committee service: background as a licensed attorney with over 40 years’ of business and legal experience; expertise in complex corporate finance, business, and securities and regulatory law; executive leadership experience; analytical skills; extensive history and familiarity with the company and the industry in which it operates.

Larry D. Pinkston Age 63 Director since 2004

Mr. Pinkston has been employed by the company since 1981. He has served as the company’s President since August 2003, as its Chief Operating Officer since February 2004, and as its Chief Executive Officer since April 2005. Before being appointed President in 2003, Mr. Pinkston served the company in numerous other positions, including as Corporate Budget Director, Assistant Controller, and Controller. He served as Treasurer from 1986 to 2003, and from May 1989 to August 2003, he also served as Vice President and Chief Financial Officer. Mr. Pinkston holds an accounting degree from East Central University of Oklahoma.

Attributes, experience, and qualifications for board service: extensive familiarity with the company and the industry; operational experience; accounting and financial expertise; management and leadership skills.

Carla S. Mashinski Age 55 Director since 2015 Committees: Compensation (Chair) Audit

Ms. Mashinski joined the board of directors in August 2015. Ms. Mashinski serves as Chief Financial Officer of Cameron LNG, a natural gas liquification terminal near the Gulf of Mexico, a position she has had since July 2015; effective February 2017, her title was expanded to that of Chief Financial and Administrative Officer. From 2014 to July 2015, she served as Chief Financial Officer and Vice President of Finance and Information Management for the North America Operation of SASOL, an international integrated energy company. From 2008 to 2014, Ms. Mashinski was employed by SBM Offshore, Inc., a provider of leased floating production systems for the offshore energy industry, serving as Vice President of Finance and Administration, U.S. Chief Financial Officer from 2008 to February 2014, and as Commercial and Contracts Manager from February to August 2014.  She served as Vice President and Chief Accounting Officer and Controller of Gulfmark Offshore from 2004 to 2008. Prior to that, Ms. Mashinski held various finance and accounting positions for Duke Energy (1999-2004) and Shell Oil Company (1985-1998) or affiliated companies. Ms. Mashinski is a certified public accountant, certified management accountant, and a certified project management professional with a B.S. degree in accounting from the University of Tennessee, Knoxville and an Executive M.B.A. from the University of Texas, Dallas.  She is a National Association of Corporate Directors (NACD) Governance Fellow and a recipient of the CERT Certificate in Cybersecurity Oversight issued by Carnegie Mellon University.

Attributes, experience, and qualifications for board and committee service: executive level experience with corporate financial, human resources, and information management activities, including budgeting and forecasting, treasury, financial reporting, Sarbanes Oxley compliance, and tax management; industry experience in strategic planning, risk management, compensation, mergers and acquisitions, joint ventures, and financial leadership; international industry experience; accounting and financial expertise as a certified public accountant, certified management accountant, and project management professional; demonstrated commitment to boardroom excellence evidenced by completion of NACD’s comprehensive program of study for directors and corporate governance professionals; cybersecurity oversight training.

Terms Expiring at 2020 annual meeting (Class III)	J. Michael Adcock Age 69 Director since 1997 Chair since 2016 Committees: Audit Compensation

Mr. Adcock was elected as our Board Chair effective December 31, 2016. He has been a licensed attorney since 1974, and has served since 1997 as co-trustee of the Don Bodard Trust, a private business trust dealing in real estate, oil and natural gas investments, and other equity investments. Since January 2018, Mr. Adcock has been a member of the board of the privately-held Arvest Bank, Oklahoma City. He served as Chairman of the Board of Arvest Bank, Shawnee, Oklahoma from October 1997 until January 2018, when it became part of Arvest Bank, Oklahoma City. He has also served as a member of the Board of the nonprofit Avedis Foundation (successor to Community Health Partners, Inc.) for more than five years, and has served as its Chairman of the Board since 2015. Mr. Adcock has been a co-owner of Central Disposal, LLC, a solid waste management company with operations in central Oklahoma, since 2009, and was elected as Chairman of the Board in 2014. Between 1997 and September 1998, Mr. Adcock served as Chairman of the Board of Ameribank and President and CEO of American National Bank and Trust Company of Shawnee, Oklahoma, and Chairman of AmeriTrust Corporation, Tulsa, Oklahoma. Before 1997, Mr. Adcock was engaged in the private practice of law and served as General Counsel for Ameribank Corporation.  Mr. Adcock holds a BS degree in business administration from Oklahoma State University, and a juris doctorate from the University of Oklahoma College of Law. He is a National Association of Corporate Directors (“NACD”) Leadership Fellow.

Attributes, experience and qualifications for board and committee service: many years of experience in banking, investment, and energy operations; expertise in tax, banking, and SEC/regulatory compliance law; executive leadership experience as CEO of two companies, one of which was a publicly-traded international energy company with exploration and production, pipeline, trading, and co-generation subsidiaries; extensive history and familiarity with the company and the industry in which it operates; demonstrated commitment to boardroom excellence evidenced by completion of the NACD’s comprehensive program for certification as a Corporate Directors Leadership Fellow.

Steven B. Hildebrand Age 63 Director since 2008 Committees: Audit (Chair) Compensation

Since March 2008, Mr. Hildebrand has been engaged in personal investments. He retired in 2008 from Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), a car rental business, where he had served as Executive Vice President and Chief Financial Officer since 1997. Prior to that, Mr. Hildebrand served as Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc., a subsidiary of Dollar Thrifty. Mr. Hildebrand joined Thrifty Rent-A-Car System, Inc. in 1987 as Vice President and Treasurer and became Chief Financial Officer in 1989. Mr. Hildebrand was with Franklin Supply Company, an oilfield supply business, from 1980 to 1987 where he held several positions including Controller and Vice President of Finance. From 1976 to 1980, Mr. Hildebrand was with the accounting firm Coopers & Lybrand, most recently as Audit Supervisor. Mr. Hildebrand earned a BSBA degree in accounting from Oklahoma State University, and he is a certified public accountant.

Attributes, experience and qualifications for board and committee service: experience and expertise in accounting and finance, including many years of experience as a CPA; qualifications as an audit committee financial expert; executive leadership experience at a public company, including experience with strategic planning, SEC reporting, Sarbanes Oxley compliance, investor relations, enterprise risk management, executive compensation, corporate compliance, internal audit, bank facilities, private placement debt transactions and working with ratings agencies.

Larry C. Payne Age 70 Director since 2011 Committees: Audit Nominating & Governance

Mr. Payne is President and Chief Executive Officer of LESA and Associates, LLC, a private investment and consulting firm, a position he has held since he started that firm in June of 2011. From December 1, 2012 to September 8, 2013, Mr. Payne also served as Interim President of Magnum NGLs, LLC, a private company engaged in natural gas liquids storage in Delta, Utah. From April 2010 to April 2011, Mr. Payne served as President and Chief Operating Officer of Lansing NGL Services Natural Gas Liquids Division, a division of Lansing Trade Group, LLC, a commodities trading company located in Overland Park, Kansas. From August 2009 to April 2010, Mr. Payne provided energy consulting services to private clients interested in the midstream energy business. From 2003 until August 2009, Mr. Payne served as President and Chief Operating Officer of SemStream, L.P., a midstream energy company engaged in natural gas liquids supply and marketing. Before joining SemStream, Mr. Payne served as Vice President of Commodity Management for Williams Midstream Marketing and Risk Management, LLC., and before that he served as Vice President of Natural Gas Liquids Supply, Trading and Risk Management for Texaco NGL. During his earlier years of service, Mr. Payne held numerous other positions in the energy industry including executive positions with Enterprise Products, Aux Sable Liquid Products, and Ferrellgas. Mr. Payne received a B.S. in Business Administration from Grambling State University, and an MBA from Texas Southern University with a concentration in Finance and Economics. Mr. Payne currently serves on the board of directors and audit committee of Buckeye Partners GP, LLC, general partner of the NYSE-listed limited partnership Buckeye Partners, LP, as well as serving on the boards of three nonprofit organizations.

Attributes, experience and qualifications for board and committee service: executive and strategic experience in the midstream energy business; extensive background in commodity risk management; expertise in oil and natural gas component marketing; extensive operational experience including management of assets such as product terminals, pipelines, fractionators, storage facilities, and transportation equipment.

G. Bailey Peyton IV Age 62 Director since 2011

Since 1985, Mr. Peyton has been President of Peyton Holdings Corporation (formerly Peyton Oil and Gas), a Canadian, Texas company he formed in 1985 for purposes of buying land, minerals, and royalties. Since 2009, Mr. Peyton has owned and served as President and managing member of Perryton Feeders, LLC, a cattle feeding business in Perryton, Texas. Also since 2009, Mr. Peyton has owned and served as President of Cuatro Cattle Company, a cattle ranching operation in Canadian, Texas. Since 2007, Mr. Peyton has served as President and co-owner of Upland Resources, LLC, a Canadian, Texas oil and gas exploration company that began actively drilling in the Texas Panhandle in 2012. From 1984 to 2007, Mr. Peyton served as President of Upland Resources, Inc., an oil and natural gas exploration company he founded and later sold. Mr. Peyton currently serves on the board of directors of Happy State Bank in Amarillo, Texas. Mr. Peyton is a past President of the Panhandle Association of Landmen, Amarillo, Texas. Mr. Peyton holds a BS degree in ranch management from Texas Christian University.

Attributes, experience and qualifications for board service: extensive operations experience in exploration and production as well as mineral leasing and oil an gas property management; executive experience; entrepreneurial expertise.

ITEM 2:	ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY ON PAY”)
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement under the compensation disclosure rules of the SEC. At our 2017 annual meeting, our stockholders voted for an annual say-on-pay vote, so we are holding that vote annually in accordance with the recommendation of our stockholders.
As described under the heading “Compensation Discussion and Analysis,” we seek to align the interests of our NEOs with the interests of our stockholders. Our compensation programs reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The choices we make regarding our NEOs’ compensation seek to balance our goal of paying fair, reasonable, and competitive compensation with our goal of attracting and retaining talented and motivated professionals in our industry. We believe the compensation package we have described in this proxy statement achieves that balance.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement under the compensation disclosure rules of the SEC. The vote is advisory, so the vote is not binding on the company, our board, or the compensation committee of the board. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders. The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy must approve this proposal. So, we ask our stockholders to vote on this resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table, and the other related tables and disclosure.”
The board of directors unanimously recommends a vote FOR the approval of the compensation of our NEOs, as disclosed in this proxy statement.

ITEM 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At its February 2018 meeting our audit committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2018 fiscal year. We are asking you to ratify and approve that action. A representative of PricewaterhouseCoopers LLP will attend the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer appropriate questions.
Although the law does not require this ratification, the audit committee believes that you should be given the opportunity to express your views on this matter. However, even if you ratify the selection, the audit committee may still appoint a new independent registered public accounting firm at any time if it believes that change would be in the best interest of the company and its stockholders. Failure to ratify this selection is not binding on the audit committee. However, if our stockholders do not ratify this selection, the audit committee will reconsider the appointment.
The board of directors unanimously recommends that you vote FOR approval, which vote will act to ratify the selection of PricewaterhouseCoopers LLP.
OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
One timely-filed report for Mr. Young required an amendment to increase the holdings reported, constituting a late report for purposes of SEC rules. Other than that one report, based solely on a review of the copies of the forms furnished to us, we believe that during 2017 all Section 16(a) filing requirements applicable to our reporting persons were complied with and all reports were timely filed.

MATTERS WHICH MAY COME BEFORE THE MEETING
The board does not intend to bring any other matters before the meeting, nor do we know of any matters that other persons intend to bring before the meeting. However, should other matters not mentioned in this proxy statement properly come before the meeting, the persons named in the accompanying proxy card will vote on them in accordance with their best judgment.
CONTACTING US
The following options are available if you would like to contact us:

•	if you would like to receive information about the company:
Our home page on the Internet, located at http://www.unitcorp.com gives you access to certain information regarding the company. This site contains our press releases, financial information and stock quotes, as well as our SEC filings. An online version of this proxy statement is also located on the site.

•	if you would like to contact us directly, please call our Investor Relations Department at (918) 493-7700, or send your correspondence to the following address:
Unit Corporation
Investor Relations
8200 S. Unit Drive
Tulsa, Oklahoma 74132
AVAILABILITY OF OUR FORM 10-K, ANNUAL REPORT AND PROXY STATEMENT
Copies of our Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, may be obtained without charge by writing to: Mark E. Schell, Secretary, Unit Corporation, 8200 S. Unit Drive, Tulsa, Oklahoma 74132. You also may view a copy of the Form 10-K electronically by accessing our website at http://www.unitcorp.com/investor/filings.htm.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2018.
You may access our 2017 annual report and this proxy statement and our form of proxy for our May 2, 2018 annual meeting of stockholders at our website at http://www.unitcorp.com/investor/filings.htm, which does not have “cookies” that identify visitors to the site.
INCORPORATION BY REFERENCE
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

Map of Company Headquarters

Unit Corporation
Headquarters
Tulsa
Sand Springs
Oakhurst
Jenks
Tulsa Int'l Airport
Holly Frontier Refinery
River City Park
Chandler Park
Tulsa State Fairground
Southern Hills Country Club
Page Belcher Golf Course
Oaks Country
Richard Lloyd Jones Jr Airport
Calvery Cemetery
Hicks
E Apache St
W Apache St
E Virgin St
W Pine St
E Pine St
E Independence St
W Edison St
Crosstown Expy
Gilcrease Expy
Cherokee Expy
E 3rd St S
E 4th Pl S
E 10th St
E 11th St S
E 13th Pl S
E 15th St S
W 2nd St
Charles Page Blvd
OK-51 E
OK-51 W
W 21st St S
E 21st St S
W 23rd St S
E 31st St S
E 41st St S
W 41st St S
W 51st St S
E 51st St S
W Skelly Dr
E Skelly Dr
W 61st St S
E 61st St S
W 71st St S
E 71st St S
W 81st St S
E 81st St S
W 91st St
W 91st St S
E 91st St S
E 101st St S
W Main St
W Canyon Rd
Creek Tpke
Turner Tpke
Avery Dr
Wekiwa Rd
N Highway 97
N McKinley Ave
Willow St
L L Tisdale Pkwy
N Utica Ave
N Harvard Ave
N Yale Ave
N Sheridan Rd
N Memorial Dr
Mingo Valley Expy
S Garnett Rd
S 65th West Ave
S 49th West Ave
S 129th West Ave
Southwest Blvd
S Union Ave
Union Ave
Okmulgee Bee Line
Riverside Dr
Riverside Pkwy
S Peoria Ave
S Lewis Ave
S Harvard Ave
S Yale Ave
S Sheridan Rd
S Memorial Dr
S Mingo Rd
S 97th East Ave
Frankhoma Rd
Sahoma Lake Rd
N 9th St
US-75 ALT
Broken Arrow
Osage
Creek
75
412
244
64
44
66
169
97
Sources: Esri, HERE, DeLorme, USGS, Intermap, INCREMENT P, NRCan, Esri Japan, METI, Esri China (Hong Kong), Esri Korea, Esri (Thailand), MapmyIndia, NGCC, © OpenStreetMap contributors, and the GIS User Community

ANNUAL MEETING OF STOCKHOLDERS OF

UNIT CORPORATION

May 2, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and annual report are available at **http://www.unitcorp.com/investor/filings.htm**

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033003030000000000 9 050218

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors:			
Gary R. Christopher	☐	☐	☐
Robert J. Sullivan Jr.	☐	☐	☐
2. Approve, on an advisory basis, our named executive officers' compensation.	☐	☐	☐
3. Ratify the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for fiscal year 2018.	☐	☐	☐

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____ Date: ____ Signature of Stockholder ____ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

UNIT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNIT CORPORATION

The undersigned hereby appoints Larry D. Pinkston and Mark E. Schell proxies for the undersigned, each of them with full power of substitution, to vote all shares of the company which the undersigned may be entitled to vote at the 2018 Annual Meeting of Stockholders, or at any adjournments of the meeting, on the matters set out on this proxy card and on such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

UNIT CORPORATION

May 2, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and annual report are available at **http://www.unitcorp.com/investor/filings.htm**

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033003030000000000 9   050218

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE LISTED NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2, AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Election of Directors:			
Gary R. Christopher	☐	☐	☐
Robert J. Sullivan Jr.	☐	☐	☐
2. Approve, on an advisory basis, our named executive officers' compensation.	☐	☐	☐
3. Ratify the selection of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for fiscal year 2018.	☐	☐	☐

THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Unit Corporation
8200 S. Unit Drive
Tulsa, OK 74132
(918) 493-7700
http://www.unitcorp.com